                                                                    EXHIBIT 10.2
                                                                  CONFORMED COPY
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                               LEASING AGREEMENT

                         DATED AS OF NOVEMBER 16, 1993

                                    BETWEEN

                         CITICORP NORTH AMERICA, INC.,

                                   AS LESSOR

                                      AND

                           FIRST BRANDS CORPORATION,

                                   AS LESSEE
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
                               TABLE OF CONTENTS

                              (LEASING AGREEMENT)

                                                  SECTION                                                     PAGE
- -----------------------------------------------------------------------------------------------------------   ----
  1.  Agreement for Lease of the Equipment.................................................................     1
  2.  Lease Term...........................................................................................     1
  3.  Rent.................................................................................................     3
  4.  Conditions Precedent to Leasing......................................................................     4
  5.  Use of the Equipment.................................................................................     6
  6.  Relocation of the Equipment..........................................................................    11
  7.  Insurance............................................................................................    13
  8.  Indemnity............................................................................................    15
  9.  Termination..........................................................................................    21
 10.  Loss or Destruction of the Equipment.................................................................    25
 11.  Representations and Warranties of Lessee.............................................................    27
 12.  Events of Default....................................................................................    31
 13.  Rights of Lessor upon an Event of Default............................................................    35
 14.  Divisible Lease......................................................................................    38
 15.  Purchase of the Equipment............................................................................    38
 16.  Financial Information and Covenants..................................................................    39
 17.  Status of this Leasing Agreement.....................................................................    42
 18.  Mortgages............................................................................................    43
 19.  Disclaimer of Warranties.............................................................................    43
 20.  Assignment by Lessor.................................................................................    44
 21.  Lessee Subletting and Assignment.....................................................................    44
 22.  Further Assurances...................................................................................    45
 23.  Estoppel Certificates................................................................................    46
 24.  Miscellaneous........................................................................................    46
      -- Signature Lines...................................................................................    48

Appendix A       Definitions
Schedules
Schedule A       Equipment
Schedule B       Land
Schedule ll(g)   Location of the Equipment
Schedule ll(m)   Environmental Compliance
Exhibits
Exhibit A        Form of Officer's Certificate
Exhibit B        Form of Landlord or Mortgagee Waiver
Exhibit C        Form of Insurance Certificate

                               LEASING AGREEMENT

     Leasing Agreement, dated as of November 16, 1993, by and between CITICORP NORTH AMERICA, INC., a Delaware corporation (formerly known as Citicorp Industrial Credit, Inc. and herein called 'Lessor'), having an address at 450 Mamaroneck Avenue, Harrison, New York 10528, and FIRST BRANDS CORPORATION, a Delaware corporation (herein called 'Lessee'), having an address at 83 Wooster Heights Road, Danbury, Connecticut 06813-1911. Capitalized terms not otherwise defined herein are defined in Appendix A hereto (such definitions to be equally applicable to both singular and plural forms of the term defined).

     In consideration of the mutual covenants hereinafter contained, Lessor and Lessee agree as follows:

     1. Agreement for Lease of the Equipment. (a) Subject to the terms and conditions of this Leasing Agreement, Lessor hereby leases to Lessee and Lessee leases from Lessor the Equipment. If this Leasing Agreement is deemed at any time to be one intended as security, Lessee agrees that the Equipment shall secure the indebtedness set forth herein. The parties further agree to treat this Leasing Agreement as a lease for accounting and, except as provided herein, other legal purposes and as a financing arrangement for tax purposes.

     (b) Lessor hereby covenants that, so long as no Event of Default has occurred and is continuing, Lessee shall be entitled to the uninterrupted use and quiet enjoyment of the Equipment on the terms and conditions herein provided.

     (c) So long as no Event of Default has occurred and is continuing, Lessor hereby authorizes Lessee to exercise in the name of and on behalf of Lessor the right and power to deal with each manufacturer or supplier of the Equipment or any Part thereof and the right to receive and enforce against such manufacturer or supplier all rights, powers, privileges and benefits of Lessor with respect to such manufacturer or supplier, under any express or implied warranty or indemnity or otherwise.

     2. Lease Term.

     (a) Basic Term. The Equipment is leased (subject to Lessee's termination rights under Sections 9 and 15 hereof) for a base term of three (3) years (the 'Basic Term'), commencing on the Basic Term Commencement Date and for up to four
(4) consecutive one year terms thereafter (the 'Renewal Terms'), unless Lessee notifies Lessor in writing of its intent not to renew this Leasing Agreement at least 90 days prior to the expiration of the Basic Term or the then current Renewal Term. Upon the expiration of the Basic Term and any Renewal Term, the Equipment shall, at Lessee's sole election, either be (i) sold to an unrelated third person by Lessee pursuant to Section 9(c) hereof, (ii) purchased by Lessee pursuant to Section 15(a) hereof, (iii) leased to an unrelated third person pursuant to Section 9(d) hereof, (iv) in the case of the expiration of the first, second or third Renewal Term, leased by Lessee from Lessor for an additional Renewal Term in accordance with the first sentence of this Section 2(a) or (v) in the case of the expiration of the fourth Renewal Term, leased by Lessee from Lessor for a mutually agreed upon period pursuant to Sections 2(b) and 3(b) hereof. If Lessee fails to elect one of the options referred to above, or if Lessee fails to consummate any of the options referred to in items (i),
(iii), (iv) or (v) above, Lessee shall be deemed to have elected to purchase the Equipment pursuant to Section 15(a) hereof.

     (b) Extended Term. After expiration of all of the Renewal Terms, Lessee shall have the option to extend the term of this Leasing Agreement for one or more Extended Terms. In the event Lessee desires to extend the term of this Leasing Agreement Lessee shall give written notice (the 'Extension Notice') to Lessor not less than (i) 150 days prior to the expiration of the fourth Renewal Term or (ii) 90 days prior to the expiration of the then current Extended Term. The Extension Notice shall set forth the number of months of the applicable Extended Term, but in no event shall the Initial Extended Term exceed 24 months. Promptly after receipt of the Extension Notice relating to the Initial Extended Term the parties shall commence the process to determine the Fair Market Rental Value of the Equipment for such Extended Term. Lessee may elect to extend the term of this Leasing Agreement for the period set forth in the Extension Notice by giving written notice to Lessor prior to the earlier of (A) the fifth (5th) day after the Equipment's Fair Market Rental Value for such Extended Term is determined, or (B) the 90th day prior to the expiration of the fourth Renewal Term or the then current Extended Term. If Lessee fails to properly give such notice and make such election, Lessee shall be deemed to have elected not to extend the term of this Leasing Agreement pursuant to this
Section 2(b) and shall (1) during the fourth Renewal Term, elect one of the other options provided in Section 2(a) hereof to the extent still available, or
(2) during an Extended Term, be deemed to have elected to purchase the Equipment pursuant to Section 15(b) hereof.

     3. Rent.

     (a) Basic Term and Renewal Term Rent. Lessee shall pay Basic Rent during the Basic Term and the Renewal Terms quarterly in arrears on the sixteenth
(16th) day of each February, May, August and November, commencing on February 16, 1994 (the 'Payment Dates'). If any Payment Date shall not occur on a Business Day, such payment shall be due and payable on the immediately preceding Business Day.

     (b) Extended Term Rent. If Lessee elects to exercise its option to extend the term of this Leasing Agreement pursuant to Section 2(b) hereof, Lessee shall pay Extended Term Rent during the applicable Extended Term monthly in arrears on each Extended Term Payment Date during such Extended Term.

     (c) Additional Rent. Lessee shall also pay to Lessor any and all Additional Rent, promptly as the same shall become due and owing, including any late payment payable as provided in Section 3(d) hereof. If Lessor is entitled to payment of indemnities under the Operative Documents, Break Costs or Illegality Costs, Lessor shall determine the amount of such indemnities, Break Costs or Illegality Costs and promptly notify Lessee of such amount, and if requested, provide to Lessee a calculation thereof in reasonable detail. Such notification shall be conclusive and binding for all purposes, absent manifest error. In determining such amount, Lessor may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable, provided, that such method is reasonably consistent with methods used by Lessor in other similar circumstances. Lessee shall pay all amounts specified in such notification no later than 15 days after receipt of such notification.

     Lessor shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to avoid the imposition of, or to eliminate any, Break Costs or Illegality Costs; provided, that Lessor shall not be required to take any action which, in its judgment, would be disadvantageous to Lessor; and provided, further, that the foregoing shall not in any way affect the rights of Lessor or the obligations of Lessee with respect to any such costs.

     (d) Late Payment. If Lessor shall not receive payment of Rent or any other payment to be made by Lessee to Lessor hereunder when due, Lessee shall pay to Lessor, as Additional Rent, interest (to the extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof at a per annum rate equal to the sum of (i) the Percentage Rental Factor, plus (ii) either (A) the LIBO Rate, or (B) the Alternative Rate, as applicable.

     (e) Economic Payment. Upon the expiration of the Basic Term and, if applicable, upon the sale of any Item(s) pursuant to Section 9(c) hereof, the appropriate Economic Payment shall be made by Lessee or Lessor, as the case may be, to the other.

     (f) Manner of Payment. All payments of Rent and all other payments made by Lessee to Lessor pursuant to this Leasing Agreement shall be paid to Lessor in lawful money of the United States in immediately available funds by wire transfer to Lessor's Account No. 3076-4992 at Citibank, N.A., 399 Park Avenue, New York, New York 10043 or such other account that Lessor may designate in writing.

     4. Conditions Precedent to Leasing. The obligations of Lessor to lease the Equipment to Lessee hereunder are subject to the fulfillment to the satisfaction of Lessor on or prior to the Basic Term Commencement Date of the following conditions precedent:

     (a) Documents. Lessor shall have received executed counterparts of this Leasing Agreement, the License Agreement, the Amendment to the Support Agreement, the Amendment to the Plant Lease, the Sublease and the Termination Agreement. All of such documents shall be in scope and substance satisfactory to Lessor and its counsel, Chadbourne & Parke.

     (b) Financing Statements; Recordings. Appropriate UCC financing statements covering the Equipment (and/or amendments to existing UCC financing statements, in form and substance satisfactory to Lessor) shall have been executed by Lessee and delivered to Lessor with respect to each jurisdiction designated by Lessor prior to the Basic Term Commencement Date.

     (c) Lessee's Opinion. Lessor shall have received a favorable opinion of Kirkland & Ellis, special counsel to Lessee, dated the Basic Term Commencement Date, addressed to it and in form and substance satisfactory to it.

     (d) Insurance. Lessee shall have furnished to Lessor hereof certificate(s) signed by Marsh & McLennan or other independent insurance brokers or an authorized representative of an insurer satisfactory to Lessor showing the insurance maintained by Lessee pursuant to Section 7 hereof, including a specification of the amounts of casualty and liability insurance maintained by Lessee pursuant to Section 7 hereof, and the risks covered thereby, and stating that such insurance is in full force and effect with no outstanding claims for amounts in excess of $1,000,000 thereunder and all premiums due and payable with respect thereto have been paid in full. Lessee shall also furnish to Lessor an officer's certificate in the form of Exhibit A hereto signed by an authorized officer of Lessee.

     (e) Appraisal. Lessor shall have received a report prepared by the Appraiser, in form and substance satisfactory to Lessor and Lessee.

     (f) Environmental Compliance. Lessor shall have received a memorandum, satisfactory to it as to its scope and methodology and as to its contents, concerning actual and contingent liabilities of Lessee and/or Lessor as to environmental matters relating to the Facility (including under CERCLA), prepared by McLaren Hart Environmental Engineering Corporation for the benefit of Lessor.

     (g) Lessee Representations and Warranties. The representations and warranties of Lessee contained herein shall be true and accurate on and as of the Basic Term Commencement Date with the same effect as though made on and as of the Basic Term Commencement Date except to the extent that such representations and warranties specifically relate solely to an earlier date (in which event such representations and warranties shall have been true and accurate on and as of such earlier date).

     (h) Certificates. Lessor shall have received a certificate of Lessee, signed by an authorized officer of Lessee, dated the Basic Term Commencement Date, addressed to Lessor and certifying as to the matters stated in Section 4(g) hereof and that Lessee has performed in all material respects the covenants required to be performed by Lessee prior to the Basic Term Commencement Date under this Agreement.

     (i) No Violation of Applicable Law. The transactions contemplated by the Operative documents shall not violate any applicable Law.

     (j) Original Lease. The Original Lease (and those documents reasonably designated by Lessor and Lessee relating thereto) shall have been terminated.

     (k) Other. Lessee shall have delivered such other documents, certificates, opinions and evidence of corporate and governmental action as Lessor may have requested.

     5. Use of the Equipment.

     (a) General. Lessee shall not use any of the Equipment or allow the same to be used for any unlawful purpose. Lessee shall use such reasonable precautions as it uses with respect to its other owned and leased property to prevent loss or damage to the Equipment and to prevent injury to third persons or property of third persons. Lessee shall cooperate fully with Lessor and all insurance companies providing insurance under Section 7 hereof in the investigation and defense of any claims and suits. Lessee shall comply and shall cause all persons operating the Equipment to comply with all insurance policy conditions and, subject to Section 5(e) hereof, with all statutes, decrees, ordinances and regulations regarding acquiring, registering, leasing, insuring, using, operating, and disposing of the Equipment, including all local, state and federal environmental laws and regulations of whatever kind which relate in any way to the use and operation of the Equipment. On or prior to each Anniversary Date, Lessee shall deliver to Lessor a certificate signed by an authorized officer of Lessee certifying that Lessee is in compliance with all of the provisions of this Agreement relating to the use and location of the Equipment. Upon the request of Lessor at any other time, Lessee shall promptly advise Lessor in writing where all the Equipment leased hereunder as of such date is located.

     (b) Inspection. Lessor or any authorized representative of Lessor may, at Lessor's expense, during reasonable business hours and on reasonable prior notice from time to time inspect the Equipment wherever the same shall be located; provided, however, that all information obtained in connection with any such inspection shall be subject to reasonable confidentiality arrangements and requirements prescribed by Lessee. No inspection pursuant to this Section 5(b) shall unreasonably interfere in any material manner with the use, operation or maintenance of the Equipment or the normal conduct of Lessee's business and Lessee shall not be required to undertake or incur any additional expense or liability in connection therewith.

     (c) Designation of Ownership. Lessee upon written request from Lessor, or if necessary or advisable under applicable law, shall attach to each unit of Equipment in a place designated by Lessor (or if no such place has been designated, in a prominent place), a sign, stencil, plaque, or legend disclosing the ownership of Lessor in the Equipment.

     (d) Maintenance and Operation. Lessee, at its own cost and expense, shall maintain, operate, repair, use and dispose of the Equipment, and make all Modifications and rebuilds (described in Section 5(h) hereof), in a manner consistent with Lessee's general practice as generally applicable to its other owned and leased equipment without discrimination against the Equipment and in accordance with good industry practice, manufacturers' warranty requirements and specifications and Lessee's established operation, maintenance and repair programs so as to keep the Items in good working order, ordinary wear and tear excepted, and, subject to Section 5(e) hereof, so as to comply with all applicable Laws or applicable Governmental Actions and so as not to incur liability (whether or not there is a lack of compliance) under any such Law or Governmental Action. Lessor shall not be required to maintain, repair or replace any Item or Part thereof and Lessee hereby waives the right, however arising, to
(i)  require Lessor to maintain, repair or  replace any Item or Part thereof, or
(ii) make repairs at the expense of Lessor pursuant to any applicable Law at any time in effect.

     (e) Contest of Requirements of Law. If, with respect to any requirement of applicable Law or any Governmental Action relating to the use, operation or maintenance of any Item, (i) Lessee is contesting diligently and in good faith by appropriate proceedings such requirement or Governmental Action or (ii) compliance with such requirement or Governmental Action shall have been excused or a waiver, extension or forbearance exempting Lessee from such requirement or Governmental Action shall have been obtained or (iii) Lessee shall be making a good faith effort and shall be diligently taking appropriate steps to comply with such requirement or Governmental Action; then the failure by Lessee to comply with such requirement or Governmental Action shall not constitute an Event of Default hereunder; provided, however, that such contest or noncompliance does not involve (A) any significant risk of (1) foreclosure, forfeiture or loss of the Equipment or any Part thereof or (2) criminal liability being imposed on Lessor; or (B) any substantial likelihood of (1) the sale of, or the creation of any Lien (other than a Permitted Lien) on, the Equipment or any Part thereof, (2) the extension of the ultimate imposition of such applicable Law beyond the last day of the Term, (3) any interference with the use, possession or disposition of the Equipment or any Part thereof or (4) any significant risk of subjecting Lessor to unindemnified liability. Lessee shall provide Lessor with notice of any contest of the type described in clause
(i) above in detail sufficient to enable Lessor to ascertain whether such contest may have any material adverse effect of the type described in the above proviso.

     (f) Replacement of Parts. Lessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, or damaged; provided, however, that Lessee, except as otherwise provided in Section 5(g) hereof will (i) at its own cost and expense, replace such Parts promptly and in no event later than the end of the Term and (ii) make such replacements of Parts as required to fulfill its obligations specified in Section 5(d) hereof. All replacement Parts shall be free and clear of all Liens (except for Permitted Liens), and shall be in as good operating condition as the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof); and shall have a value, utility, remaining useful life and estimated residual value at least equal to the Parts replaced (assuming that such replaced Parts have been maintained in accordance with the requirements of Section 5(d) hereof); provided, that such replacement does not decrease in any manner the value, utility, remaining useful life or estimated residual value of the Item which is subject to the replacement. All Parts at any time removed from any Item shall remain the property of Lessor, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to such Item and which meet the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to any Item as above provided, without further act (subject only to Permitted Liens), (a) such replacement Part shall become subject to this Leasing Agreement and be deemed part of the Item for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Item, and (b) the replaced Part shall no longer be deemed part of the Item or subject to this Leasing Agreement and shall be free and clear of all interests of Lessor. Lessee shall inform Lessor of all such replacements of any Equipment. Lessee and Lessor shall execute and file such instruments as the other party may reasonably request to confirm the foregoing (including, without limitation, UCC financing and termination statements).

     (g) Alterations and Modifications. Lessee shall make (or cause to be made) at its own cost and expense Modifications to each Item required by applicable Law or applicable Governmental Action and may at its own cost and expense make any other Modifications that it deems necessary or appropriate; provided that such Modifications (other than Modifications required by applicable Law or applicable Governmental Action) do not decrease in any manner the utility, remaining useful life or estimated residual value of such Item; and provided, further, that such Modifications (i) do not create any Lien on the Equipment or any Part thereof, except for Permitted Liens and (ii) are installed or made in a workmanlike manner and in compliance with all applicable Laws and applicable Governmental Actions and in accordance with insurance policies required to be maintained by Lessee pursuant to Section 7 hereof. With respect to Modifications which (i) are required by applicable Law or applicable Governmental Action, (ii) cannot be removed from the Item without material injury or damage to the Item or any Part thereof or (iii) the financing of which was arranged or provided by Lessor, such Modifications shall, without further act, become subject to this Leasing Agreement and Lessor's interest in the Item. With respect to Modifications that are neither required by applicable Law or applicable Governmental Action or financed by Lessor and which can be removed from the Item without material injury or damage to the Item or Part thereof ('Lessee Modifications'), title to such Lessee Modifications shall, without further act, vest in Lessee, not subject to this Leasing Agreement or Lessor's interests hereunder; provided, however, that Lessee shall, at its sole cost and expense, remove such Lessee Modification upon Lessor's request. Lessee shall, at its sole cost and expense, immediately at the time of removal of any Lessee Modification, repair all damage caused to any Item or Part by such removal so that the Item after such removal shall comply in all material respects with Section 5(d) hereof. Any or all Lessee Modifications may, at Lessor's sole option and by delivering to Lessee written notice prior to the termination of this Leasing Agreement, be purchased by Lessor at the Fair Market Value thereof at the termination of this Leasing Agreement if (i) such Lessee Modification(s) have not been removed from the Item(s) and (ii) Lessee has not exercised its rights to purchase such Item(s) pursuant to the terms of this Leasing Agreement.

     (h) Rebuilds. Lessee may, so long as no Default or Event of Default shall have occurred and be continuing, and prior to the expiration of the Basic Term of this Leasing Agreement, rebuild any Item if, after such rebuild, such rebuilt Item and all Parts thereof are owned by Lessor and leased to Lessee hereunder. All rebuilds for which Lessee seeks funding from Lessor shall be subject to credit review and approval by Lessor in its sole and absolute discretion. The cost of all approved rebuilds paid by Lessor shall be added to the Unamortized Value, if any, of the Item at the time the rebuilt Item is delivered and accepted. The number of quarters over which the Acquisition Cost of the rebuilt Item may be amortized shall be the number of quarters remaining in the Amortization Period as of such date of delivery and acceptance.

     (i) Records. Lessee shall maintain throughout the Term, and keep on file at its offices, a current operating manual and a complete set of plans and specifications with respect to the Items and Parts thereof, and in any event reflecting all Parts incorporated or installed in or attached or added to the Items and all alterations made with respect to the Items. Unless the Items shall have been purchased by Lessee or a third party in accordance with this Agreement, upon the earlier of the expiration of the Term or the exercise of remedies pursuant to Section 13 hereof, Lessee shall deliver to Lessor a complete set, current as of such date of return or exercise of remedies, of such plans and specifications and all work drawings and similar documents with respect to the Items, including each then current operating manual with respect to such Item and all Parts thereof.

     (j) Liens. Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Equipment or any Part thereof, except for Permitted Liens. Lessee shall, immediately and at its own cost and expense, commence such actions as may be necessary to duly remove and discharge any such Lien.

     (k) Environmental Compliance. Lessee shall address in a reasonable and timely manner, consistent with all applicable Laws and good engineering practice, those environmental issues identified in the 'Executive Summary' section of the McLaren Hart Environmental Engineering Corporation Phase I Environmental Assessment Report (dated August 1993) (the 'Phase I Report'). Lessee shall, from time to time and otherwise upon request from Lessor, provide status reports to Lessor with respect to the items identified in the 'Executive Summary' of the Phase I Report. Further, Lessee shall address in a reasonable and timely manner, consistent with all applicable Laws and good engineering practice, any other material issues hereafter identified involving contamination of air, water, or soil. Lessee shall, from time to time, and otherwise upon request from Lessor, provide status reports to Lessor with respect to such other material environmental issues.

     6. Relocation of the  Equipment. (a) Subject to  the last sentence of  this
Section 6(a) and the other terms and conditions of this Agreement and so long as no Default or Event of Default shall have occurred and be continuing and there is no breach of Section 5(i) hereof with respect to the Item or Part in question, Lessee may change the location of any Item or Part thereof from its then current location to another location in the United States or Canada owned or leased by Lessee without the consent of Lessor; provided that (i) Lessee shall notify Lessor of such change of location no later than 30 days following such change in location (except in the case of a change in location to Canada where notice shall be given at least 60 days prior to such change), which notice shall specify the actions taken by Lessee to protect Lessor's interest in such Items or Parts as contemplated hereunder, and (ii) if the real property on which the Item or Part thereof is relocated is subject to a lease or mortgage which does not permit the removal of such Item or Part at any time free and clear of any Lien on the part of the lessor or mortgagee of such real property, Lessee shall, within 30 days following such change in location, provide Lessor with a landlord's or mortgagee's waiver in substantially the form attached hereto as Exhibit B permitting such removal. Lessee shall make such filings or recordings as are necessary to protect, in light of such changed location, Lessor's perfected, first priority interest in the Item or Parts thereof as contemplated hereunder and such other filings or recordings and take such other action as Lessor deems reasonably necessary in connection therewith; provided that, in any event, in the case of relocation of the Item or Part thereof to Canada, Lessee will make all such filings and recordings prior to such relocation in a manner reasonably satisfactory to Lessor and, if the Acquisition Cost of the Items or Parts being moved to Canada exceeds $5 million, Lessee shall deliver to Lessor an opinion of counsel, which opinion and counsel is reasonably acceptable to Lessor, to the effect that the Lessor has a first priority perfected security interest in such Items or Parts. Subject to the last sentence of this Section 6(a), so long as no Default or Event of Default shall have occurred and be continuing, Lessee may, without the consent of Lessor, deliver possession of any Item or Part thereof to the manufacturer thereof or to any person for testing, service, repair, maintenance or overhaul work on such Item or Part or for alterations or modifications in or additions to such Item or Part thereof to the extent required or permitted by this Leasing Agreement; provided that Lessee shall not deliver such Item or Part to any such Person if there is a significant risk that a Lien (other than a Permitted Lien) will attach to such Item or Part. Notwithstanding anything to the contrary contained herein, Lessee shall not be permitted to relocate any Item or Part thereof for any reason whatsoever for the duration of any applicable cure period described in Section 12 hereof if such cure period has been triggered by a Default.

     (b) (i) Upon the expiration of the Basic Term or the first, second or third Renewal Term, unless Lessee has elected to renew the term of the lease hereunder pursuant to Section 2(a) hereof, (ii) upon the expiration of the fourth Renewal Term, unless Lessee shall have elected to (A) extend the term of the lease hereunder pursuant to Section 2(b) hereof or (B) purchase all (and not less than all) of the Equipment pursuant to Section 15(a) hereof, or (iii) if a Default or an Event of Default shall have occurred and be continuing, in any event, at Lessor's sole election and request, Lessee shall, at its sole cost and expense, immediately relocate all Items and Parts thereof previously relocated pursuant to Section 6(a) hereof to the Plant or a location of a third person, as designated by Lessor. In pursuing its rights and remedies under
Section 13 hereof, Lessor, at its sole election, may designate Lessee as Lessor's agent to sell or relet the previously relocated Items and Parts thereof to another person. If Lessor elects to lease to another person the previously relocated Items and Parts thereof in place at the site of relocation, Lessee shall provide to Lessor or its designee (x) access to the plant and the site (by lease, license or other means and upon terms acceptable to Lessor in its sole and absolute discretion) at which such Items and Parts are located and (y) all other documents, consents, waivers or other items Lessor or its designee may require (including any landlord's or mortgagee's waiver), in order that Lessor may lease the Items and Parts thereof to such other person at such location.

     7. Insurance.

     (a) Maintenance of Insurance. Lessee agrees that it shall bear all risk of loss, damage to or destruction of the Facility. Lessee shall obtain or cause to be obtained and maintain for the entire term of this Leasing Agreement, at its own expense:

          (i) Property Insurance: Property insurance against loss or damage to the Equipment and the Facility by fire, lightning, flood, theft, vandalism and all other perils customarily covered by the 'all risk' endorsement then in use with respect to other insurance maintained by Lessee, in amounts with respect to the Equipment at any time not less than the Unamortized Value of the Equipment except that said insurance against loss or damage by flood shall be in an amount at any time not less than $50,000,000.

          (ii) Public Liability Insurance: General public liability insurance against claims for bodily injury, death or property damage in the same amounts as that insurance coverage maintained by Lessee with respect to Lessee's owned equipment of the same types as the Equipment leased hereunder, but in no event shall such coverage be less than $10,000,000 for any one occurrence.

          (iii) Workers' Compensation Insurance: Workers' compensation insurance to the extent required by the laws of the United States of America and the State of Georgia.

          (iv) Other Insurance. Such other insurance as Lessee may maintain with respect to other owned or leased equipment used in similar locations.

          Such insurance shall be in such form and with such insurers as shall be reasonably satisfactory to Lessor, shall provide for deductible amounts (by self-insurance or otherwise) not to exceed $1,000,000 in the case of the insurance described in clauses (i) and (ii) of this Section 7(a) and (other than workers' compensation) shall name Lessor or its assigns and Lessee as additional insureds as their respective interests may appear with respect to liability insurance and shall name Lessor and Lessee as loss payees with respect to property insurance.

     (b) Certain Policy Provisions. Each policy referred to in Section 7(a) hereof shall provide that it will not (i) be cancelled or (ii) be reduced or materially changed in either case in any manner that adversely affects the interests of Lessor under this Leasing Agreement and the other Operative Documents except, in the case of the events specified in the foregoing clause
(i) or (ii) after not less than 30 days' prior written notice to Lessor and any other additional insureds (or 10 days' prior written notice in the case of cancellation for non-payment of premiums) and shall provide (either expressly or by reason of the absence of restrictions) that the interests of Lessor and any other additional insureds contemplated hereunder shall not be invalidated by any act or negligence of Lessee or Lessor or any person or entity having an interest in the Facility nor by occupancy or use of the Facility for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to the Facility. No insurer under a policy described in this Section 7 shall have any right or recovery or subrogation against Lessor or any recourse against it for payment of any premiums or for assessments under any mutual form of policy. Each policy (other than workers' compensation and automobile liability) shall also (a) expressly provide that all of the provisions thereof, except the limits of liability thereunder (which limits shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of Lessee), shall operate in the same manner as if they were a separate policy covering each insured, (b) provide that property insurance proceeds for any loss shall be payable to Lessor, (c) be primary without right of contribution from any other insurance carried by Lessor, (d) permit Lessor to make payments to effect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premium, and (e) provide that the insurers shall waive any rights of subrogation against Lessor.

     (c) Insurance: Notice of Occurrence. Lessee shall deliver to Lessor (i) on the Basic Term Commencement Date and within 90 days after the end of each fiscal year of Lessee a certificate of insurance in the form of Exhibit C attached hereto or, if reasonably requested by Lessor, other evidence satisfactory to Lessor that the insurance coverage required by this Section 7 is in effect, (ii) promptly upon any material change that adversely affects the interests of Lessor under this Leasing Agreement and the other Operative Documents in the terms or provisions of any such insurance policies, a description of such change. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 7 unless Lessor is a named insured therein, with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor the certificates evidencing the same. Lessee shall give Lessor prompt notice of (x) any damage to or loss of any Item or Part thereof in an amount in excess of $1,000,000 or (y) any occurrence arising from the possession, use or operation of the Facility resulting in (1) serious bodily injury to a person not covered by workers' compensation insurance, (2) death or
(3) damage to property in an amount in excess of $1,000,000.

     (d) No Effect on Lessee's Obligations. The requirements of this Section 7 shall not be construed to negate or modify Lessee's obligations under Section 8 hereof.

     8. Indemnity.

     (a) Lessee agrees to indemnify and hold harmless Lessor, any employee of Lessor and any parent, Subsidiary or affiliate of Lessor and any of their respective successors and assigns (collectively, the 'Indemnitees') against any and all claims, demands and liabilities of whatsoever nature (including, without limitation, all negligence, tort and strict liability claims and claims under any Federal, state or local laws and regulations regarding hazardous wastes and claims arising from the use, discharge or disposal of any chemical elements, compounds or other materials or hazardous waste in, over, adjacent to or about the Facility or any part thereof, or the soil or water supply underneath or adjacent to the Facility or any part thereof, or the air supply in, over, adjacent to or about the Facility or any part thereof), judgments, suits and all legal proceedings, and all costs and expenses (including litigation expenses) (collectively, 'claims') for, including, relating to, in connection with or in any way arising out of:

          (i) the delivery, acquisition, manufacture, financing, construction, lease, sublease, installation, possession, use, non-use, misuse, operation, transportation, repair, control, storage, maintenance, transfer of title, abandonment, importation, exportation or other application or disposition of all or any part of any interest in the Facility;

          (ii) any and all costs, charges, damages or expenses for royalties and claims and expenses arising out of or necessitated by the assertion of any claim or demand based upon any infringement or alleged infringement of any patent, trademark, copyright or other right, by or in respect of any of the Equipment; provided, however, that Lessor will to the extent permissible make available to Lessee Lessor's rights under any similar indemnification arising by contract or operation of law from the manufacturer of such Equipment;

          (iii) any and all Taxes, whether assessed, levied against or payable by Lessor or otherwise, with respect to the Equipment or the acquisition, financing, transportation, purchase, storage, repair, sale, rental, use, operation, control, ownership or disposition of the Equipment or measured in any way by the value thereof or by the business of, investment in, or ownership by Lessor with respect thereto, or imposed with respect to the Operative Documents or any transactions contemplated by, and any payments arising under, the Operative Documents, excluding, however:

             (A) Taxes which are imposed on, based on, or measured by gross or net income, capital or net worth of the Indemnitee, including, but not limited to, alternative or add-on minimum Taxes, capital gains Taxes, and Taxes on preference items; provided, however:

                (1) if Lessee moves the Equipment, or any part thereof, to Canada and the Canadian Taxes that would otherwise be excluded under this clause (A) exceed the amount of Taxes that would have been excluded under this clause (A) if the Equipment had remained in Georgia, such excess shall not be excluded under this clause (A);

                (2) there shall not be excluded under this clause (A) any sales, use, receipts or property Taxes;

                (3) there shall not be excluded under this clause (A) any Tax levied, assessed or imposed directly upon the value of the Equipment, or on the value of any present or future improvements to the Equipment;

             (B) Taxes which are imposed as a result of the bankruptcy of such Indemnitee, or a voluntary or involuntary sale, transfer, assignment or other disposition, whether prior to, during or after the Term, by such Indemnitee of any interest in the Equipment or any part thereof unless such sale, transfer, assignment or other disposition shall have occurred in connection with an Event of Default; provided, however, that there shall not be excluded under this clause (B) any Taxes imposed as a result of any transaction described in or allowed by this Leasing Agreement other than any transaction described solely in Section 20 hereof;

             (C) Any interest, penalties, additions to Tax, or fines imposed as a result of the failure of the Indemnitee to timely and properly file any Return (defined in Section 8(f)(i) hereof) or pay any Tax, so long as Lessee has complied with its obligations under Sections 8(f)(i) and
        (ii) hereof with respect to such Return or Tax, as the case may be, prior to the time such Return or Tax, as the case may be, was due;

          (iv) any violation, or alleged violation, by Lessee of this Leasing Agreement or of any contracts or agreements to which Lessee is a party or by which it is bound, or any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other requirements having the force of law applicable at any time to the Equipment or any action or transaction by Lessee with respect thereto or pursuant to this Leasing Agreement, including, but not limited to, any costs, expenses or liabilities arising from the violation of any local, state or federal environmental laws or regulations of whatever kind which relate in any way to the use of the Equipment; or

          (v) claims for injury to or death of persons and for damage to property at the Facility or at other locations where the Equipment shall have been relocated pursuant to Section 6(a) hereof.

     (b) Without limiting the generality of Section 8(a) hereof, Lessee hereby agrees to indemnify each of the Indemnitees and agrees to hold each of the Indemnitees harmless from and against any and all claims paid, incurred or suffered by, or asserted against, any of the Indemnitees for, with respect to, or as a direct or indirect result of, the presence on or under or the escape, seepage, leakage, spillage, discharge, emission, or release from the Facility of any hazardous material, including, without limitation, any claims asserted or arising under CERCLA, any so-called 'Superfund' or 'Superlien' law, or any other Federal, state or local statute, law, ordinance, code, rule, regulation or standards of conduct concerning any hazardous material, regardless of whether or not caused by, or within the control of, Lessee; excluding, however, claims arising from the presence, escape, seepage, leakage, spillage, discharge, emission or release of any hazardous material (an 'Event'), which claims arise solely from an Event which Lessee establishes is due to the act or omission of any person whose occupancy of the Facility arises after the termination of this Leasing Agreement (an 'Excepted User'), and is not due to or based on any act or omission of Lessee or any other party occurring prior to the first occupancy of the Facility by an Excepted User, or any condition of the Facility or any portion thereof arising prior to such occupancy.

     (c) In case any claim shall be brought against any Indemnitee for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee shall notify Lessee of the commencement thereof (but the failure to do so shall not relieve Lessee of its obligation to indemnify such Indemnitee except to the extent that Lessee or its insurer is prejudiced as a result of such failure). Subject to the rights of insurers under policies of insurance maintained by or for the benefit of Lessee, Lessee shall have the right, at its cost and expense, to investigate and, if Lessee states in writing to the Indemnitee and expressly sets forth in such writing that, based on the facts and circumstances as then known that Lessee is obligated to so indemnify (with Lessee reserving its right to take a contrary position based on factual circumstances which may be subsequently learned by Lessee, which position Lessee will immediately disclose to such Indemnitee), the right, in its sole discretion and at its own expense, to defend or compromise any claim for which indemnification is sought under this Section 8 (in its own name or in the name of the Indemnitee), and the Indemnitee shall, at Lessee's cost and expense, cooperate with all reasonable requests of Lessee in connection therewith; provided, however, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if such action, suit or proceeding involves the potential imposition of criminal liability on such Indemnitee but shall nevertheless be responsible for the costs and expenses associated therewith; provided, further, that any legal counsel appointed by Lessee is reasonably acceptable to the Indemnitee; and provided, further, in the event of an action, suit or proceeding contemplated by the first proviso above, Lessee may nevertheless participate at its own cost and expense in such action, suit or proceeding. Where Lessee or its insurers undertake the defense of an Indemnitee, no additional costs, legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless such costs, fees or expenses were incurred at the request of Lessee or such insurers or such costs, fees and expenses were reasonably incurred by such Indemnitee prior to the assumption of the defense by Lessee or its insurer. Subject to the requirements of any policy of insurance, an Indemnitee may participate at its own expense in any judicial proceeding controlled by Lessee pursuant to the preceding provisions; provided, that such party's participation does not, in the opinion of counsel (which will be reasonably acceptable to Lessor) to Lessee or its insurers, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 8. Lessee shall not be liable for any settlement of any claim without its consent, but if any such claim is settled with the consent of Lessee or if there be final judgment for the claimant in any such claim, Lessee shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment to the extent required under Sections 8(a) and 8(b) hereof. The obligations of Lessee under this Section 8 shall survive any termination of this Leasing Agreement. Payments due from Lessee to each Indemnitee pursuant to this Section 8 shall be made directly to such Indemnitee. This Section 8 constitutes a separate agreement with respect to each Indemnitee (acceptance of which by any Indemnitee other than Lessor is hereby waived). The rights and indemnity of each Indemnitee hereunder are expressly made for the benefit of and shall be enforceable by such Indemnitee notwithstanding the fact that such Indemnitee is no longer a party to this Leasing Agreement or was not a party to this Leasing Agreement at the outset. In the event Lessee is required to make any payment under this Section 8, Lessee shall pay the person indemnified an amount which, on an After-Tax Basis, shall be equal to the amount of such payment. To the extent that the foregoing undertakings may be unenforceable for any reason, Lessee agrees to make the maximum contribution to the payment and satisfaction of each claim which is permissible under applicable Law.

     (d) To the extent that an Indemnitee in fact receives indemnification payments from Lessee under the indemnification provisions of this Section 8, and so long as no Default or Event of Default has occurred and is continuing, Lessee shall be subrogated, to the extent of such indemnity paid, to such Indemnitee's rights, with respect to the transaction or event requiring or giving rise to such indemnity.

     (e) In the case of any claim indemnified by Lessee hereunder which is covered by a policy of insurance maintained by Lessee, each Indemnitee agrees to cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such claim as may be required to retain the benefits of such insurance with respect to such claim.

     (f) (i) Except as provided in Section 8(f)(ii) hereof, Lessee shall prepare any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 8 (a 'Return'). Lessee shall file such Return in its own name, furnishing a copy to Lessor, unless Lessee is not permitted by law to file such Return in its own name. If Lessee is not permitted to file such Return in its own name, Lessee shall notify Lessor in writing of the filing requirement and furnish such Return to Lessor within a reasonable time before such Return must be filed and Lessor shall file such Return in its own name. Lessee shall pay any Tax attributable to such Return (x) to the relevant Taxing Authority, if Lessee files such Return in its own name, or (y) to Lessor, to the extent that Lessor files such Return in its own name, in each case not later than the time such Return is required to be filed.

     (ii) If any Return must include items relating to taxes not subject to indemnification under this Section 8, Lessee shall notify Lessor in writing of such filing requirement and furnish to Lessor the information needed to prepare such Return as it relates to Taxes that are subject to indemnification under this Section 8 within a reasonable period of time before such Return is required to be filed. Lessor shall prepare and file such Return on the basis of the information provided by Lessee. Lessee shall pay any Taxes subject to indemnification under this Section 8 that are shown on such Return to Lessor not later than the time such Return is required to be filed by Lessor.

     (iii) Lessee shall pay any other Tax for which Lessee is liable pursuant to this Section 8 to any Indemnitee in immediately available funds within 30 days of demand by such Indemnitee; provided, that the Indemnitee may not demand payment of any such Tax (A) prior to giving notice of such Tax to Lessee in accordance with Section 8(c) hereof or (B) while Lessee is contesting such Tax under Section 5(e) hereof. Any such demand shall be in writing and shall describe in reasonable detail the basis for such demand including the facts upon which the right to payment is based, a computation of the amount payable, and a copy of any notice received by such Indemnitee with respect to the Tax.

     (g) The indemnity set forth in this Section 8 shall not extend to any claim to the extent directly resulting from the gross negligence or willful misconduct of any Indemnitee, which shall in no event be deemed to have occurred as a result of a failure of any Indemnitee to file a Return or pay any Tax unless Lessee has complied with its obligations with respect to such Return or Tax, as the case may be, under Sections 8(f)(i) and (ii) hereof prior to the time such Return or Tax was due.

     (h) If an Indemnitee shall obtain a refund, credit, or other offset of any Taxes paid by Lessee pursuant to this Section 8 and such Indemnitee shall have actually benefited from any such refund, credit or offset, such Indemnitee shall promptly pay to Lessee (i) the amount of such refund, credit or other offset, together with any interest received by such Indemnitee on account of such refund, credit or other offset, and (ii) the net amount of any Taxes saved by the Indemnitee as a result of the payment to Lessee of amounts described in this
Section 8(h), net of any Taxes payable by such Indemnitee with respect to such refund, credit or other offset. For purposes of this Section 8(h), a refund, credit or other offset shall not include the claiming or use of any foreign tax credit.

     9. Termination.

     (a) Generally. Subject to the provisions of this Section 9, Lessee may terminate the lease of (i) any Item (a 'Partial Lease Termination') hereunder by selling such Item, or (ii) all (and not less than all) Items (a 'Total Lease Termination') by selling or leasing all (and not less than all) such Items, in either case, to a person unrelated to Lessor or Lessee as hereinafter contemplated and upon satisfaction of all of the requirements of this Section 9. All Partial Lease Terminations pursuant to this Section 9 shall be subject to the Maximum Aggregate Termination Amount. No Partial Lease Termination shall be permitted if, immediately after such termination, and after taking into account all previous Partial Lease Terminations, the applicable Maximum Aggregate Termination Amount would be exceeded. A Total Lease Termination may occur only on the third, fourth, fifth, sixth or seventh Anniversary Date. A Partial Lease Termination may occur only on a Payment Date. It shall be a condition to the right to terminate this Leasing Agreement pursuant to this Section 9 that, on the date of the notice described in Section 9(b) hereof, no Default or Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, Lessee shall not be permitted to terminate this Leasing Agreement pursuant to this Section 9 with respect to any or all Items for the duration of any applicable cure period described in Section 12 hereof if such cure period has been triggered by a Default. Lessee shall be responsible for any and all costs and expenses relating to or arising out of the lease or sale of Items pursuant to this Section 9, including, without limitation, all removal, transportation, repair, cleaning, storage, delivery or similar costs and expenses.

     (b) Notice of Termination.  Lessee shall deliver  written notice to  Lessor
(i) at least 30 days prior to a Payment Date with respect to a Partial Lease Termination and (ii) at least 90 days prior to an Anniversary Date commencing with the third Anniversary Date with respect to a Total Lease Termination (such Payment Date or Anniversary Date, as the case may be, the 'Termination Date'). Such notice shall be signed by an authorized officer of Lessee, identifying the Termination Date and, as the case may be, (x) in the case of a Partial Lease Termination or Total Lease Termination pursuant to a proposed sale, the proposed sale price and the terms of the proposed sale or (y) in the case of a Total

Lease Termination pursuant to a proposed lease, the terms of the proposed lease. In addition to the notice, Lessee shall provide a certificate signed by an authorized officer of Lessee, stating that Lessee shall not, directly or indirectly, use such Item(s) in Lessee's business at any time subsequent to the Partial Lease Termination or the Total Lease Termination, as the case may be. After delivery of the notice and the certificate referred to above, Lessee, on behalf of and in cooperation with Lessor, shall proceed directly with negotiating the sale of the Item(s), or the lease of all (and not less than all) Items, as the case may be, to the person unrelated to Lessor or Lessee and, subject to the satisfaction of all of the other provisions of this Section 9, Lessor shall execute and transmit to Lessee all papers needed to effectuate such sale or lease. Lessee may, at its option by written notice to Lessor, revoke any such notice of termination, in which event this Leasing Agreement shall not terminate and Lessee shall bear the reasonable out of pocket costs and expenses incurred by Lessor in connection therewith.

     (c) Termination Pursuant to a Sale. In arranging a Partial Lease Termination or Total Lease Termination by sale pursuant to this Section 9, Lessee shall use its best efforts to obtain sale proceeds not less than the Fair Market Value of the Item(s) subject to the sale. If Lessor and Lessee cannot agree upon such Fair Market Value they shall utilize the Appraisal Procedure to determine the Fair Market Value. If the proposed sale price specified in the notice referred to in Section 9(b) hereof is less than the Unguaranteed Residual with respect to such Item(s), Lessee shall not proceed to sell such Item(s) until it has received the consent of Lessor, which consent shall not be unreasonably withheld.

     In connection with any sale pursuant to this Section 9(c), Lessee shall make a payment to Lessor on the applicable Termination Date with respect to the Item(s) being sold in a sum equal to (i) the Proceeds of Sale, plus (ii) Additional Rent, if any, plus (iii) the Economic Payment, if any. The lease of the Item(s) and Lessee's obligation to pay Rent hereunder shall continue until such payment is received by Lessor, or Lessor's assignee, and shall thereupon terminate. If the Proceeds of Sale of the Item(s) are less than the Unamortized Value of the Item(s) at the time of the termination of the lease of such Item(s) hereunder, but equal to or greater than the Unguaranteed Residual, Lessee shall forthwith pay as Additional Rent an amount equal to the difference between the amount of the Proceeds of Sale and such Unamortized Value. If the Proceeds of Sale of the Item(s) are less than the Unguaranteed Residual, Lessee shall at the same time pay Lessor as Additional Rent a sum equal to the Unamortized Value of such Item(s) less the Unguaranteed Residual, plus any Contingent Rent due for the Item(s); provided, however, that the amount of any Contingent Rent due will not be greater than the amount by which the Unguaranteed Residual exceeds such Proceeds of Sale. Subject to the penultimate sentence of this paragraph, if the Proceeds of Sale of the Item(s) are greater than the Unamortized Value of such Item(s) at the time of the termination of the lease of such Item(s) hereunder, Lessor, in consideration of Lessee's agreement hereunder to repair, maintain and insure the Equipment, shall as an adjustment of Rent forthwith pay to Lessee or, at the option of Lessee, credit Lessee's account in an amount equal to the difference between said Proceeds of Sale and said Unamortized Value, subject, however, to satisfaction of the Economic Payment. If for any quarter funds are payable by Lessor to Lessee under this Section 9(c), the amount so payable may be deducted by Lessee from funds payable during the same quarter by Lessee for Rent of the Equipment. Notwithstanding anything to the contrary contained herein, in the event a deficiency arises because Lessor does not receive the Unguaranteed Residual in connection with the sale of an Item, to the extent that in any prior or subsequent sale of any Item, Proceeds of Sale were received or will be received in excess of the Unguaranteed Residual of such Item, such excess Proceeds of Sale shall be paid to Lessor to the extent of such deficiency, with respect to future sales, upon the sale of any Item, and with respect to prior Item sales resulting in excess Proceeds of Sale, at the time the deficiency arises. Any Proceeds of Sale of the Equipment in excess of the Unamortized Value of the Equipment after the expiration of the lease terms of all Items shall be for the account of Lessee.

     (d) Termination Pursuant to a Lease. In arranging a Total Lease Termination by lease pursuant to this Section 9(d) (a 'Replacement Lease'), (i) the terms of the Replacement Lease and the lessee under such Replacement Lease shall be acceptable to Lessor in its sole and absolute discretion and (ii) Lessee shall use its best efforts to obtain quarterly rent payments not less than the Fair Market Rental Value of all of the Items. If the parties cannot agree upon such Fair Market Rental Value, they shall utilize an Appraisal Procedure to determine the Fair Market Rental Value of all of the Items. The quarterly rent payments to be paid by the person unrelated to Lessor or Lessee shall include an amortization component which shall amortize an amount equal to the Unguaranteed Residual over a period of not greater than 24 months and a mutually agreed yield component. In connection with any lease pursuant to this Section 9(d), Lessee shall make a payment to Lessor on the applicable Termination Date (which shall not be prior to the third Anniversary Date) in a sum equal to (x) the Unamortized Value of the Items as of such Termination Date less the Unguaranteed Residual, plus (y) any Contingent Rent and Additional Rent due for the Items, plus (z) the Economic Payment, if any. The lease of the Items and Lessee's obligation to pay Rent hereunder shall continue until such payment is received by Lessor, or Lessor's assignee, and shall thereupon terminate. At such time, the term of the Replacement Lease shall commence. All rent payments received from the person unrelated to Lessor or Lessee shall be for the account of Lessor; provided, however, that once Lessor has received rent payments sufficient to provide Lessor with an amount equal to the sum of (1) the Unguaranteed Residual on the applicable Termination Date, plus (2) a current yield factor on such Unguaranteed Residual calculated at the mutually agreed rate referred to above in this Section 9(d), (A) all remaining rent payments received from the person unrelated to Lessor or Lessee shall be for the account of Lessee and (B) Lessee shall assume all of Lessor's obligations under the Replacement Lease and execute all documents requested by Lessor to reflect such assumption.

     10. Loss or Destruction of the Equipment. (a) Lessee hereby assumes all risks of loss or damage to the Equipment howsoever the same may be caused. Lessee shall notify Lessor immediately of any loss or of any damage to the Equipment in an amount in excess of $1,000,000 and shall keep Lessor informed of all developments and correspondence regarding insurance rights and other rights and liabilities arising out of the loss or damage. In the event of total destruction of any of the Equipment or damage beyond repair or the commandeering, conversion or other such loss of any of the Equipment, or if the use thereof by Lessee in its regular course of business is prevented by the act of any third person or persons, or any Governmental Authority, for a period exceeding ninety (90) days, of if any of the Equipment is attached (other than on a claim against Lessor but not Lessee) or is seriously damaged and the attachment is not removed or the Equipment not repaired, as the case may be, in a period of ninety (90) days (an 'event of loss'), then in any such event and subject to the provisions of Section 10(b) hereof:

          (i) Lessee shall promptly notify Lessor in writing of such fact;

          (ii) On the Payment Date next following the earlier of (A) the l80th day following the occurrence of such event of loss or (B) the receipt of all insurance proceeds relating to such event of loss ('Loss Payment Date'), Lessee shall pay to Lessor, or Lessor's assignee, an amount equal to (1) the Unamortized Value of such Equipment at the time of payment, plus
     (2) the Economic Payment, if any;

          (iii) The lease of such Equipment shall continue until such payment has been received by Lessor, or Lessor's assignee, and shall thereupon terminate; and

          (iv) Upon such payment all of Lessor's title to and rights in such Equipment and any insurance thereon shall automatically pass to Lessee or its designee.

Any insurance or condemnation proceeds received by Lessee in connection with an event of loss and prior to the Loss Payment Date shall be placed in escrow for the benefit of Lessor until Lessee has fulfilled its obligations under clause
(ii) above or Section 10(b) hereof; provided, that if Lessee has elected to substitute pursuant to Section 10(b) hereof, so long as no Default or Event of Default shall have occurred and be continuing, such proceeds shall be released from escrow as necessary to fund the cost of the replacement Item as such costs arise.

     Nothing in this Section 10(a) shall be construed to reduce, forgive or otherwise limit the obligation of Lessee to pay Rent, including Basic Rent, Additional Rent and Extended Term Rent, on such dates as it becomes due at any time subsequent to the event of loss.

     (b) Lessee may, prior to the Payment Date next following the 180th day following the occurrence of an event of loss (the 'Substitution Date'), substitute no later than the Substitution Date for the Item subject to an event of loss any item of equipment of the same, similar or improved model or series, having a value, utility, remaining useful life and estimated residual value at least equal to, and being in as good operating condition as, the Item to be replaced assuming such replaced Item was of the value and utility and in the condition and repair required by the terms hereof immediately prior to the event of loss and otherwise complying with all other requirements of this Leasing Agreement with respect to the Items; provided, that Lessee shall provide such information as reasonably requested by Lessor regarding such substitution and, if the Acquisition Cost of the Item(s) being replaced in connection with an event of loss exceeds $5,000,000, if requested by Lessor, Lessee shall provide to Lessor prior to the Substitution Date evidence reasonably satisfactory to Lessor that the replacement Item meets the conditions set forth in this Section 10(b) (it being agreed that an appraisal in accordance with the Appraisal Procedure will be reasonably satisfactory evidence); provided, further, that if Lessee shall fail to perform its obligations to effect such substitution on or before the Substitution Date, Lessee shall give Lessor notice to such effect and shall instead make the payments specified in
Section 10(a)(ii) hereof on the Substitution Date.

     (c) In the event of any damage or loss to an Item not constituting an event of loss, Lessee shall promptly repair such Item at its own expense to the standards required by Section 5(d) hereof and such repairs shall be sufficient to ensure that the fair market value, utility, remaining useful life and estimated residual value of the repaired Item is at least equal to that of such Item prior to such damage or loss.

     (d) Payments received by Lessor or Lessee from any Governmental Authority, insurer or other person as a result of an event of loss shall be applied as follows (unless the Item(s) subject to the event of loss are being replaced or substituted in accordance with this Section 10, in which case the payments shall be made to Lessee):

     (i) all such payments shall be promptly paid to Lessor for the Unamortized Value of the Item(s), Rent due to the Loss Payment Date and the Economic Payment; and

     (ii) the balance, if any, of such payments shall be paid over to, or retained by, Lessee.

     11. Representations and Warranties of Lessee. Lessee represents and warranties that:

     (a) Corporate Existence and Authority. Lessee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and empowered to own or hold under lease the property it purports to own or hold under lease, to transact the business it transacts and proposes to transact and to execute and deliver this Leasing Agreement and the other Operative Documents and to perform the terms, conditions and provisions hereof and thereof. Each such agreement and other document has been duly authorized, executed and delivered and constitutes a valid, legal and binding obligation of Lessee, enforceable in accordance with its terms. Lessee is duly qualified as a foreign corporation and is in good standing in the State of Georgia. Lessee has not failed to qualify or to be in good standing in any other jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect on the business or financial condition of Lessee or the ability of Lessee to perform its obligations under the Operative Documents.

     (b) No Violation. Lessee is not in violation of any term or provision of its charter documents or bylaws, or of any indenture, mortgage, lease, agreement, instrument, judgment, decree, franchise, permit, order, statute or governmental rule or regulation applicable to it or its property, except violations which would not materially impair its ability to perform its obligations under the Operative Documents.

     (c) Consents. There are no Governmental Actions or other approvals or consents relating to Lessee, the Plant or the Equipment required for the consummation of the transactions contemplated by the Operative Documents or for the performance or observance of the obligations of Lessee to be performed or observed under the Operative Documents.

     (d) Litigation. There are no suits or proceedings pending or, to the knowledge of Lessee, threatened against or affecting Lessee or the Equipment before any Governmental Authority which (i) question the legality, validity or enforceability of this Leasing Agreement or any other Operative Document or any other agreements or documents referred to herein or in any other Operative Document, in each case to which Lessee is or will be a party or (ii) in the aggregate, could materially and adversely affect Lessee's financial condition, business or operations or Lessee's ability to perform its obligations under the Operative Documents.

     (e) Chief Executive Office. The chief executive office (as such term is used in Article 9 of the UCC) of Lessee is located at 83 Wooster Heights Road, Danbury, Connecticut 06813-1911.

     (f) Governmental Action. All Governmental Actions required for the execution, delivery and performance by Lessee of the Operative Documents and the other agreements or documents referred to herein or in any other Operative Document, in each case to which Lessee is or will be a party, have been obtained or made or, by the Basic Term Commencement Date, will be obtained or made, and are or, by the Basic Term Commencement Date, will be in full force and effect and no such Governmental Actions are subject to any pending or threatened suit, action, inquiry, investigation, proceeding or appeal (administrative, judicial or otherwise).

     (g) Installation. The Equipment is properly installed in a workmanlike manner in accordance with applicable Law in all material respects and in substantial accordance with the plans and specifications therefor, contains no material (or otherwise significant) structural or systemic defects, is in good operating condition and is fit for its intended use as contemplated in the Appraisal. No improvements, modifications or additions to the Equipment are required in order to render the Equipment complete for its intended use by Lessor as specified in this Leasing Agreement, nor is Lessee lacking or in violation of any material Governmental Action from a Governmental Authority required for the maintenance and operation of the Equipment. The Equipment is available for use on a 'turn-key' basis and complies with all Legal Requirements. Except as set forth on Schedule 11(g) hereto, each Item is located in Cartersville, Georgia as of the Basic Term Commencement Date.

     (h) Description of Equipment. The description of the Equipment set forth in Schedule A hereto is a true and correct description of the Equipment and describes with sufficient accuracy and in sufficient detail for the purposes of conveyancing, recording, filing and perfecting security interests in and liens upon, the Equipment. The description of the Items set forth in Schedule A hereto sets forth all of the material components necessary to operate the Items as contemplated by the Appraisal. After giving effect to the transactions contemplated hereby, Lessor will hold a first perfected security interest in and to the Equipment, subject only to Permitted Liens.

     (i) Taxes. Lessee has paid or will pay all Taxes due with respect to the Equipment, the Operative Documents and the transactions contemplated therein. Lessee has filed all Federal, state and local Tax returns which are required to be filed by it and has paid (prior to their delinquency dates) all Taxes which have become due pursuant to such returns or pursuant to any assessment received by it (other than Taxes and assessments the payment of which are being contested in the manner set forth in Section 5(e) hereof), and Lessee has no knowledge of any actual or proposed deficiency or additional assessment in connection therewith which, either in any case or in the aggregate, would be materially adverse to the financial condition of Lessee. The charges, accruals and reserves on the books of Lessee with respect to Federal, state and local Taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid Tax liabilities for such periods.

     (j) ERISA. The transactions contemplated by this Leasing Agreement and the other Operative Documents will not involve any 'prohibited transaction,' as such term is defined in Section 4975 of the Code or the Employee Retirement Income Security Act of 1974, as amended.

     (k) Appraisal. All written information supplied by Lessee to the Appraiser was accurate and complete when given and remains accurate and complete and, after reviewing the Appraisal, Lessee has no reason to believe that the Appraiser relied on incorrect, misleading or incomplete information, whether oral or written.

     (l) Title to Land and Plant. Lessee is the owner of good and marketable fee simple title to the Land and the Plant subject to no Liens, other than Permitted Liens and the Liens created under the Operative Documents.

     (m) Hazardous Material. The use of the Land and the operation of the Facility thereon is in substantial compliance with all applicable zoning, environmental protection, land use and building codes, laws, rules, regulations and ordinances. Lessee has no knowledge of any pending or threatened governmental or private proceedings or notices of violations against it or the Facility with respect to the ownership, condition or maintenance of the Facility, except as disclosed on Schedule 11(m) hereto. To the best of Lessee's knowledge, no part of the Facility contains any hazardous or toxic waste or underground storage tanks except that the Facility contains storage tanks used to store petroleum, petroleum products, waste water and other non-hazardous and non-toxic substances. To the best of Lessee's knowledge, the Facility is in substantial compliance with all material state and federal environmental standards and requirements. Lessee has not received any notices of violation or adversary action by regulatory agencies with respect to the Facility regarding environmental control matters or permit compliance, except as disclosed on
Schedule 11(m) hereto. Hazardous waste has not been transferred onto or disposed of onto the Facility since September 30, l987.

     (n) No Default. Lessee is not in default under any order of any Governmental Authority relating to the Facility; and Lessee is not subject to or a party to any order of any Governmental Authority directly or indirectly affecting the Facility. Lessee is not in violation of any statute or other rule or regulation of any Governmental Authority, the violation of which might materially and adversely affect the ability of Lessee to perform its obligations under this Leasing Agreement and the other Operative Documents.

     (o) Support Agreement. The rights and easements granted to Lessor pursuant to the Support Agreement afford Lessor with all property, easements and other property rights necessary or required to own the Equipment and operate the Facility in commercial production, including without limitation adequate storage and waste disposal facilities, all necessary rights of access, adequate parking, a sufficient supply of electrical power, water, gas and other utilities for normal operations and all current applicable Legal Requirements relating to air and water quality. Lessee owns the property and property rights necessary to make the conveyance of the easements and the grant of other support obligations described in the Support Agreement effective and to fulfill its obligations to provide Lessor with all support services that may be needed by Lessor at the Plant in connection with the Facility for the term of the Support Agreement.

     12. Events of Default. Any of the following acts or occurrences shall constitute an 'Event of Default' and shall give rise to rights on the part of Lessor described in Section 13 hereof:

          (i) if Lessee shall fail to pay any Rent required to be paid hereunder within ten days after the date when due; or

          (ii) if Lessee  shall fail  to pay when  due any  amount specified  in
     Section 9, 10, 13 or 15 hereof in respect of the termination of this Leasing Agreement or the purchase or the releasing of the Items; or

          (iii) if Lessee shall fail to carry and maintain insurance on or in respect of the Equipment in accordance with Section 7(a)(i) hereof, or if Lessee shall fail to carry and maintain insurance on or in respect of the Equipment in accordance with Section 7 hereof (other than Section 7(a)(i) hereof) and such failure shall continue for 30 days after the earlier of
     (A) Lessee's receipt of notice of any proposed cancellation, reduction, termination or expiration of any such insurance and (B) the happening of such cancellation, reduction, termination or expiration; or

          (iv) if Lessee shall default in the observance or performance of any covenant or agreement contained in this Leasing Agreement or in any other Operative Document and such default shall continue unremedied beyond any applicable grace or notice period with respect thereto or, if no such grace or notice period is applicable, for a period of 30 days after a responsible officer of Lessee either learns of or is notified of such default; provided, however, that if any such default cannot reasonably be cured by the payment of money and cannot with diligent efforts be cured within such 30 day period, if Lessee commences promptly to cure the same and thereafter prosecutes such cure with diligent efforts and if Lessor consents (which consent shall not be unreasonably withheld), the cure period shall be extended for one or, with the consent of Lessor (which consent shall not be unreasonably withheld), more additional 30 day periods of time as may be necessary for such cure; or

          (v) if any representation or warranty made by Lessee in this Leasing Agreement or any other Operative Document, or made or in any certificate, document or financial or other written statement required to be furnished at any time in connection herewith or therewith shall prove to have been untrue or misleading in any material respect on the date when made, and if the inaccurate representation or warranty is capable of being cured, such inaccuracy remains uncured for a period of 30 days after receipt by Lessee of a written notice from Lessor advising Lessee of such inaccuracy; or

          (vi) if (x) (A) Lessee or any of its Subsidiaries shall (1) default in the payment of principal of or interest on any of its Indebtedness, the facilities of which, individually or in the aggregate, equal or exceed $20,000,000, or (2) default in the observance or performance of any other agreement or condition relating to any Indebtedness, the facilities of which, individually or in the aggregate, equal or exceed $20,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or (B) any other event shall occur or condition exist, the effect of which event or condition is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity pursuant to an acceleration upon actions of the lenders thereunder, and (y) such default shall continue unremedied, or such event or condition shall exist, for a period of 6 months; or

          (vii) if any  default, event  or condition  described in  subparagraph
     (vi) above shall exist and in connection with such default, event or condition, (A) an automatic acceleration of the affected Indebtedness occurs prior to its stated maturity, (B) the holder or holders of the affected Indebtedness (or any trustee acting on their behalf) accelerate such Indebtedness prior to its stated maturity or (C) the holder or holders of the affected Indebtedness (or any trustee acting on their behalf) exercises any remedies to collect such Indebtedness; or

          (viii) (A) if Lessee or any of its Subsidiaries other than a Minor Subsidiary shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debt, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (B) there shall be commenced against Lessee or any of its Subsidiaries other than a Minor Subsidiary any such case, proceeding or other action referred to in clause (A) above which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days; or (C) there shall be commenced against Lessee or any of its Subsidiaries other than a Minor Subsidiary any case, proceeding or other action seeking issue of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (D) Lessee or any of its Subsidiaries other than a Minor Subsidiary shall take any action authorizing, or in furtherance of, or consenting to, approving of, or acquiescing in, any of the acts set forth above in this subsection (vii); or (E) Lessee or any of its Subsidiaries other than a Minor Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or

          (ix) if one or more judgments or decrees shall be entered against Lessee or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been vacated, satisfied, discharged or suspended pending appeal by bond or otherwise within 60 days from the date of entry thereof; or

          (x) (A) if any person shall engage in any 'prohibited transaction' (as defined in Section 406 of ERISA or Section 4975 of the Code) other than a prohibited transaction that has been specifically authorized or otherwise permitted by the United States Department of Labor or other Governmental Authority having jurisdiction therefor, involving any Single Employer Plan with vested unfunded liabilities equal to or in excess of $15,000,000 or any Multiemployer Plan, (B) any 'accumulated funding deficiency' (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any such Single Employer Plan, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any such Single Employer Plan, which Reportable Event or institution or proceedings is, in the reasonable opinion of the Lessor, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for thirty days after commencement thereof, as the case may be, (D) any Multiemployer Plan or any such Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (E) any other event or condition shall occur or exist with respect to any Multiemployer Plan or any such Single Employer Plan and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, is likely, in the reasonable opinion of Lessor, to subject Lessee or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material amount equal to or in excess of $15,000,000; or

          (xi) if one or more judgments, decrees or consent orders shall be entered against Lessee and/or any of its Subsidiaries and/or the Lessee and/or any of its Subsidiaries shall become required by law to pay or expend moneys as a result of violation of laws relating to the protection of the environment or to comply with any such laws requiring the repair of damage already done to the environment, and the aggregate amount so required to be paid by Lessee and its Subsidiaries in connection with all such judgments, decrees, consent orders and requirements (other than any such amount (A) covered by insurance, or (B) for which Lessee or any of its Subsidiaries is indemnified by Union Carbide Corp. or Beatrice Companies Inc. or (C) the judgment, decree, consent order or requirement with respect to which is being contested in good faith by appropriate proceedings, so long as adequate reserves with respect thereto are being maintained in accordance with GAAP) shall exceed $15,000,000.

     13. Rights of Lessor upon an Event of Default.

     (a) Election to Terminate. If an Event of Default shall have occurred and be continuing Lessor may, at Lessor's option, give to Lessee a notice of election to end the Term of this Leasing Agreement at the expiration of ten days from the date of such notice. Upon the giving of such notice, the Term of this Leasing Agreement and the estate hereby granted shall expire and terminate at the expiration of said ten-day period as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Leasing Agreement, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as herein provided.

     (b) Entry Upon Premises. If an Event of Default shall have occurred and be continuing, Lessor shall have the immediate right, whether or not the Term of this Leasing Agreement shall have terminated by operation of law or shall have been terminated pursuant to Section 13(a) hereof, to re-enter and repossess the Equipment by summary proceedings, ejectment, any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry or repossession of the Equipment shall be construed as an election by Lessor to terminate the Term of this Leasing Agreement unless a notice of such termination is given to Lessee pursuant to Section 13(a) hereof, or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction.

     (c) Reletting by Lessor. At any time or from time to time after the re-entry or repossession of the Equipment pursuant to Section 13(b) hereof, Lessor may (but shall be under no obligation to) sell, at public or private sale, all or any portion of the Equipment, or otherwise dispose of, hold, use, operate, lease to others or, subject to Section 13(d) hereof, keep idle the Equipment, for such term or terms and on such conditions and for such uses as Lessor, in its sole and absolute discretion, may determine, all free and clear of any rights of Lessee and, subject to the provisions of Section 13(h) hereof, without any duty to account to Lessee for such action or inaction or for any proceeds with respect thereto. Lessor will give notice to Lessee of any reletting; provided, however, that failure to give notice shall have no effect on the reletting. Lessor may collect and receive any rents payable by reason of such reletting.

     (d) Mitigation. No expiration or termination of the Term of this Leasing Agreement pursuant to Section 13(a) hereof, by operation of law or otherwise, and no re-entry or repossession of the Equipment pursuant to Section 13(b) hereof or otherwise, and no reletting of the Equipment pursuant to Section 13(c) hereof or otherwise, shall relieve Lessee of its liabilities and obligations under this Section 13, all of which shall survive such expiration, termination, re-entry, repossession or reletting; provided, however, that in the exercise of its remedies pursuant to this Leasing Agreement, Lessor agrees that it shall use its best efforts to minimize Lessee's damages.

     (e) Recovery from Lessee. If an Event of Default shall have occurred and be continuing and the Term of this Leasing Agreement shall not have been terminated pursuant to Section 13(a) hereof, Lessor shall be entitled to (i) recover from Lessee, and Lessee will pay to Lessor on demand, (A) all Rent to and including the date of payment of such amounts and (B) the Economic Payment (if any), and
(ii) declare immediately due and payable all Rent which would otherwise accrue for the entire unexpired Term of this Leasing Agreement. After payment of all amounts specified in clauses (i) and (ii) above, Lessor's right to terminate the Term of this Leasing Agreement for non-payment of Rent pursuant to Section 13(a) hereof shall cease and all other terms of this Leasing Agreement shall remain in full force and effect.

     (f) Liquidated Damages. At any time after any expiration or termination of the Term of this Leasing Agreement or re-entry or repossession of the Equipment, in each case by reason of the occurrence of an Event of Default, Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated damages and not as a penalty for Lessee's default (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount (plus interest thereon, at the rate referred to in Section 3(d) hereof, from the date of demand to the date of payment) equal to the sum of
(i) the Unamortized Value, plus (ii) Additional Rent (if any), plus (iii) the Economic Payment (if any). If any law shall limit the amount of such liquidated damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

     (g) Costs and Expenses. Lessee shall be liable, except as otherwise provided in this Section 13, for any and all reasonable legal fees and disbursements and other out-of-pocket costs and expenses incurred by Lessor by reason of the occurrence of any Default or the exercise of Lessor's remedies with respect thereto and including all costs and expenses incurred in connection with the return of the Equipment, as well as all costs and expenses in connection with safeguarding, refitting, restoring, repairing and reletting the Equipment.

     (h) Excess Recoveries. Notwithstanding anything to the contrary contained in this Section l3, Lessor shall not, in connection with the exercise of its remedies, be entitled to receive or retain amounts (whether from the sale of any of the Equipment, payment of Rent, payment of amounts specified in this Section 13 or otherwise) in excess of the sum of the following: (i) any costs, expenses or liabilities (including reasonable legal fees and expenses) incurred by Lessor as a result of, and in connection with, such Event of Default or the exercise by Lessor of its remedies hereunder; (ii) the Unamortized Value; (iii) (without duplication) any unpaid Rent; (iv) the Economic Payment; and (v) if Lessee exercises its option to purchase pursuant to Section l5(a) hereof, an amount calculated by multiplying the Unamortized Value by the Purchase Option Percentage. In the event that Lessor receives amounts in excess of the amounts contemplated by the preceding sentence, Lessor shall promptly pay such excess to Lessee. All of Lessor's title to and rights in the Equipment (to the extent not previously transferred) shall automatically pass to Lessee or its designee upon receipt by Lessor of all of the amounts contemplated in clauses (i) through (v) above. This Section 13(h) shall survive the termination of this Leasing Agreement.

     14. Divisible Lease. It is the intention of the parties hereto that this Leasing Agreement shall constitute a lease of personal property. It is the intention and understanding of the parties hereto that all of the Equipment constitutes personal property for all purposes of this Leasing Agreement and the other documents referred to herein and for all purposes of bankruptcy laws of the United States; provided, however, that nothing herein shall affect the rights and obligations of Lessor or Lessee under Section 22 hereof, it being understood that no filing, refiling, recording, re-recording, registration or re-registration in any office for the filing, recording or registration of interests in real property shall constitute or be deemed to constitute evidence or an admission by Lessor or Lessee that the Equipment is real property. All payments by Lessee to Lessor upon termination of this Leasing Agreement are entirely allocable to the Equipment. If, notwithstanding the foregoing, any of the Equipment shall be finally determined to be real property by any court of competent jurisdiction, (i) such determination shall not in any way affect the character of any of the remainder of the Equipment as personal property or in any way affect any payment or obligation of Lessee hereunder with respect to such remainder and (ii) the amount of any payment or obligation in respect of Rent and payments upon termination which shall be attributed to such portion shall be determined in accordance with the allocation of the Acquisition Cost for such portion.

     15. Purchase of the Equipment.

     (a)  Optional  Purchase. On  the third,  fourth,  fifth, sixth  and seventh
Anniversary Dates, Lessee may purchase all (and not less than all) of the Equipment leased hereunder in the manner and with the consequences hereinafter set forth. Lessee shall deliver written notice to Lessor at least 90 days prior to an Anniversary Date, signed by an authorized officer of Lessee, stating its intent to elect to exercise the option pursuant to this Section 15. The consummation of the purchase of all (and not less than all) the Equipment by Lessee must occur on the applicable Anniversary Date. If Lessee elects to exercise such option, the purchase price for such Equipment at the third, fourth, fifth and sixth Anniversary Dates shall be due and payable on the applicable Anniversary Date in an amount equal to the sum of (i) the Unamortized Value of such Equipment, plus (ii) an amount calculated by multiplying the Unamortized Value of such Equipment by the Purchase Option Percentage, plus
(iii) Additional Rent (if any), plus (iv) the Economic Payment, if any. On the seventh Anniversary Date, Lessee may elect to exercise its option to purchase all (and not less than all) of the Equipment pursuant to this Section 15 by paying a purchase price equal to (x) twenty percent (20%) of the Acquisition Cost, plus (y) Additional Rent (if any) plus (z) the Economic Payment, if any. The purchase price required pursuant to this Section 15 may not be financed by another lease. The lease of the Equipment and Lessee's obligation to pay Rent therefor shall continue until the purchase price, any due and unpaid Rent, the Economic Payment (if any) and any other amounts due hereunder with respect to such Equipment have been transmitted to Lessor at which time such obligations shall terminate.

     (b) Mandatory Purchase. If Lessee (i) is acquired by, or merges with, any other entity or if Lessee sells or otherwise transfers all or substantially all of its assets (including this Leasing Agreement) to any other entity, or (ii) elects not to further extend the term of this Leasing Agreement beyond a then current Extended Term, then Lessee shall be obligated to purchase all (and not less than all) of the Equipment at a purchase price equal to the sum of (i) the Unamortized Value, plus (ii) an amount equal to one percent (1%) of the Unamortized Value, plus (iii) Additional Rent (if any), plus (iv) the Economic Payment (if any). The lease of the Equipment and Lessee's obligation to pay Rent therefor shall continue until all of the above amounts and any other amounts due hereunder with respect to the Equipment have been transmitted to Lessor at which time such obligations shall terminate.

     (c) Conveyance of the Equipment. Upon the consummation of the purchase of all (and not less than all) of the Equipment by Lessee pursuant to Section 15(a) or 15(b) hereof, Lessor shall convey the Equipment to Lessee on an as-is, where-is basis, without recourse, representation or warranty of any kind except as to the absence of Lessor Liens.

     16. Financial Information and Covenants.

     (a) Financial and Other Information. Lessee shall deliver to Lessor the following financial and other information:

     (i) Promptly (and in no event later than 15 days after the filing thereof) copies of all regular, periodic and special reports filed by Lessee with the Securities and Exchange Commission (or any successor authority) pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or any successor statute;

     (ii) (A) as soon as available, but in any event within 90 days after the end of each fiscal year of Lessee, (1) copies of the consolidated balance sheet of Lessee and its consolidated Subsidiaries as at the end of such fiscal year and the related statements of consolidated earnings, consolidated stockholders' equity and changes in consolidated financial position for such fiscal year, in each case setting forth in comparative form the figures for the previous year, certified without a going concern or like qualification or qualification arising out of the scope of the audit, by independent public accountants of nationally recognized standing; and (2) a statement of earnings for such fiscal year reflecting a breakdown of Lessee's domestic and international sales in a form reasonably satisfactory to Lessor; and

     (B) as soon as available, but in any event within 45 days after the end of each fiscal quarter of Lessee, (1) copies of the unaudited consolidated balance sheet of Lessee and its consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of consolidated earnings and changes in consolidated financial position for such quarter and the portion of the fiscal year through such quarter, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, certified by the chief financial officer of Lessee as presenting fairly the financial condition and results of operations of Lessee and its consolidated Subsidiaries (subject to normal year-end audit adjustments); and
(2) a statement of earnings for such quarter reflecting a breakdown of Lessee's domestic and international sales in a form reasonably satisfactory to Lessor;

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein and except that the financial statements referred to in clauses (A)(ii) and (iii) and subsection (B) above need not contain footnotes);

     (iii) (A) concurrently with the delivery of each set of the financial statements referred to in Section 16(a)(ii)(A) hereof, a certificate of the independent public accountants certifying such set of financial statements stating that, although such examination was not conducted with a view toward determining whether a Default or Event of Default occurred or existed, in making the examination necessary for such certification no knowledge was obtained of any Default or Event of Default (except as specified in such certificate) and attaching to such certification the calculations prepared by Lessee to support such statement in respect of Section 16(b) hereof and verifying such calculations;

     (B) concurrently with the delivery of each set of the financial statements referred to in Sections 16(a)(ii)(A) and (B) hereof, a certificate of the chief financial officer of Lessee (1) stating that, to the best of such officer's knowledge, during the period covered by such set of financial statements each of Lessee and its Subsidiaries has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Operative Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default (except as specified in such certificate) and (2) showing in detail the calculation supporting such statement in respect of Section 16(b) hereof and, if applicable, reconciliations to reflect changes in GAAP since the date hereof;

     (C) as soon as available, but in any event within 15 days prior to the beginning of each fiscal year of Lessee, a copy of the consolidated plan and forecast of Lessee and its consolidated Subsidiaries for the next succeeding fiscal year; and

     (D) promptly such additional financial and other information (including, without limitation, consolidating financial statements) as Lessor may from time to time reasonably request, including, without limitation, any financial compliance certificate and supporting documentation therefor delivered to any other lender; and

     (iv) Equipment Certificate. With each annual balance sheet, a certificate executed by a duly authorized officer of Lessee to the effect that the Equipment is in existence and in the condition required under the Lease Agreement;

     (b) Consolidated Fixed Charge Coverage Ratio. Lessee will not permit the Consolidated Fixed Charge Coverage Ratio at the end of any fiscal quarter for the prior four quarters ending with the then ending fiscal quarter to be less than 1.00:1.00; provided, however, that Lessee shall not have to satisfy the foregoing Consolidated Fixed Charge Coverage Ratio requirement if Lessee obtains an implied senior rating of (i) either A3 or higher from Moody's or A-or higher from S&P on or before November 16, 1997 or (ii) either Baa3 or higher from Moody's or BBB-or higher from S&P on or after November 17, l997. If at any time after the requirement for satisfying the Consolidated Fixed Charge Coverage Ratio has been eliminated Lessee shall have its implied senior rating downgraded below the specified ratings for the corresponding time period referred to in clause (i) or (ii) above, Lessee shall have to once again satisfy the Consolidated Fixed Charge Coverage Ratio requirement set forth above.

     17. Status of this Leasing Agreement.

     (a) Lessor and Lessee agree that it is their intention that for Federal, state and local tax purposes (i) this Leasing Agreement be treated as the repayment and security provisions of a loan by Lessor to Lessee, (ii) Lessee be treated as entitled to any benefits of ownership of the Equipment or any part thereof and (iii) all payments of the Rent during (A) the Basic Term, the Renewal Terms and the Initial

Extended Term be treated as payments of principal and interest and (B) any Additional Extended Term be treated as payments of interest. Each of the parties hereto agrees that it, and all members of any affiliated group of which it is or may become a member (whether or not consolidated or combined returns are filed for such affiliated group for Federal, state or local tax purposes) will file all tax returns consistent with the intended tax treatment set forth in the preceding sentence.

     (b) Lessor and Lessee intend that this Leasing Agreement be treated by Lessee, for accounting purposes, as an operating lease.

     (c) In the event that this Leasing Agreement and the transactions contemplated hereby are determined, for any purpose, to be a financing transaction, then in such event it is the intention of the parties hereto that
(i) this Leasing Agreement shall be treated as a security agreement or other similar instrument (the 'Security Agreement') from Lessee, as debtor, to Lessor, as secured party, encumbering the Equipment, and that Lessee, as debtor, hereby grants to Lessor, as secured party, or any successor thereto, a first and paramount Lien on and security interest in the Equipment, all additions and attachments thereto, and replacements and substitutions therefor, and all proceeds (including proceeds of insurance) of the foregoing, (ii) Lessor shall have, as a result of such determination, all of the rights, powers and remedies of a secured party available under applicable Law to take possession of and sell (whether by foreclosure, power of sale or otherwise) the Equipment, (iii) the effective date of the Security Agreement shall be the effective date of this Leasing Agreement, (iv) the recording of an instrument referencing this provision shall be deemed to be the recording of the Security Agreement and (v) that the obligations secured by the Security Agreement shall include the Acquisition Cost of the Equipment and any and all other obligations of and amounts due from Lessee under the Operative Documents.

     18. Mortgages. Each mortgage or deed of trust now or hereafter placed upon the fee title to the Land or the Plant or on Lessor's interest in the Plant Lease shall be subject and subordinate in all respects to this Leasing Agreement and to the leasehold estate created hereby and to any permitted amendments of this Leasing Agreement.

     19. Disclaimer of Warranties. LESSEE AGREES AND ACKNOWLEDGES THAT ACCEPTANCE OF THE EQUIPMENT FOR LEASE SHALL CONSTITUTE LESSEE'S ACKNOWLEDGMENT AND AGREEMENT THAT LESSEE HAS FULLY INSPECTED THE EQUIPMENT, AND THAT THE EQUIPMENT IS IN GOOD ORDER AND CONDITION AND IS OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY LESSEE, THAT LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR ITS PURPOSE, THAT LESSOR IS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF THE EQUIPMENT, THAT LESSOR HAS NOT SELECTED, MANUFACTURED OR SUPPLIED SUCH EQUIPMENT, AND THAT LESSOR HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, EXPRESS WARRANTY, IMPLIED WARRANTY, OR COVENANT WHATSOEVER WITH RESPECT TO TITLE, MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, SUITABILITY, OPERATION OR FITNESS OF THE EQUIPMENT IN ANY RESPECT OR IN CONNECTION WITH, OR FOR ANY PURPOSE OR USE OF LESSEE, OR ANY OTHER
REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. Lessor shall, at Lessee's sole expense, take all action reasonably requested by Lessee to make available to Lessee any rights of Lessor under any express or implied warranties of any manufacturer or vendor of the Equipment. The Lessee acknowledges and agrees that neither the manufacturer, the supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Leasing Agreement and no representation as to the Equipment or any other matter by the manufacturer or supplier shall in any way affect Lessee's duty to pay Rent and perform its other obligations as set forth in this Leasing Agreement.

     20. Assignment by Lessor. Lessee acknowledges that Lessor may sell, assign or grant participations in, all or part of its right, title and interest in the Equipment as a whole and/or this Leasing Agreement to any person that, on the date of such transaction, (i) is not a competitor of Lessee or known by Lessor after due inquiry to be an affiliate of any such competitor (such inquiry to include consultation with

Lessee as to whether such person is a competitor or an affiliate of a competitor), (ii) has a net worth (or a parent that has a net worth) of at least $50,000,000 and (iii) is an institutional investor; provided, however, that in no event shall (x) Lessor sell, assign or grant participations to more than four
(4) new participants (it being understood that there will never be more than five (5) participants (including Lessor)) and (y) any participant hold an interest in this Leasing Agreement of less than $5,000,000 at the time such participation is granted; provided, further, that none of the above limitations shall apply in the event of the exercise by Lessor of any rights and remedies hereunder after the happening of an Event of Default. In connection with such assignment, Lessee agrees to execute such documents as Lessor or its assignee may reasonably request, including notices, acknowledgements and financing statements. Lessee agrees that UPON NOTICE OF ANY SUCH ASSIGNMENT IT SHALL PAY DIRECTLY TO SUCH ASSIGNEE (UNLESS OTHERWISE DIRECTED BY LESSOR) WITHOUT ABATEMENT, DEDUCTION OR SET-OFF ALL AMOUNTS WHICH BECOME DUE HEREUNDER AND FURTHER AGREES THAT IT WILL NOT ASSERT AGAINST SUCH ASSIGNEE ANY DEFENSE, COUNTERCLAIM OR SET-OFF FOR ANY REASON WHATSOEVER IN ANY ACTION FOR RENT OR POSSESSION BROUGHT BY SUCH ASSIGNEE. Upon any such assignment and except as may otherwise be provided therein: (i) such assignee shall have and be entitled to any and all rights and remedies of Lessor hereunder; (ii) all references in this Leasing Agreement to Lessor shall include such assignee; and (iii) such assignee shall not be chargeable with any obligations or liabilities of Lessor hereunder arising prior to such assignment. Such assignment shall not diminish any of Lessee's rights hereunder.

     21. Lessee Subletting and Assignment. Subject to the last sentence of  this
Section 21 and so long as no Default or Event of Default shall have occurred and be continuing, Lessee may, without the consent of Lessor, assign or sublease all of its rights under this Leasing Agreement with respect to all (and not less than all) Items; provided, however, that (i) Lessee remains primarily liable under this Leasing Agreement, and the other Operative Documents remain in full force and effect (the obligations of Lessee being those of a principal and not as a guarantor or surety for such sublessee's or assignee's performance); (ii) Lessee gives Lessor written notice of such sublease or assignment at least 30 days prior to such sublease or assignment; (iii) to the extent the location of the Items is changed, such change is made in compliance with Section 6 hereof;
(iv) the sublease or assignment and the payments thereunder shall be subordinate in all respects to the payment of all Rent and other payments due and obligations hereunder from Lessee to Lessor and any lease or other documentation between Lessee and a sublessee or assignee shall contain provisions acceptable to Lessor to reflect such subordination; (v) Lessee shall deliver to Lessor a copy of the sublease or assignment agreements; and (vi) Lessee grants Lessor a collateral assignment of any sublease and delivers the original of such sublease to Lessor; provided that Lessee shall have the rights with respect to a collateral assignment contemplated by clause (vi) except upon the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained herein, Lessee shall not be permitted to sublet or assign its rights hereunder during any applicable cure period described in Section 12 hereof if such cure period has been triggered by a Default.

     22. Further Assurances. Lessee, at its sole cost and expense, will promptly and duly execute and deliver to Lessor such further documents and assurances and take such further actions as Lessor from time to time may reasonably request, including without limitation, the filing of protective UCC financing statements in the jurisdictions in which the Equipment is located, in order to carry out more effectively the intent and purpose of this Leasing Agreement and to establish and protect the Lessor's interest in the Equipment. FBC, at its sole cost and expense, will further duly file and record all periodic continuation statements with respect to all UCC financing statement filings (including precautionary filings) as and when required by applicable Law or at any earlier legally effective time requested by Lessor and refile and rerecord any of the foregoing as may be necessary. Lessee, at its sole cost and expense, will also file the necessary UCC financing statements prior to any change in name or address of Lessee's executive offices. Lessee, at its sole cost and expense, will furnish Lessor with certificates or other evidences of the filings or recordings or deposits and refilings and rerecordings or redeposits referred to in this Section 22.

     23. Estoppel Certificates. Lessee and Lessor shall, from time to time, upon not less than 30 days' prior notice from the other party, execute, acknowledge and deliver a certificate to the other party stating that this Leasing Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Leasing Agreement is in full force and effect as modified, and setting forth such modifications) and the dates to which Rent and other charges hereunder have been paid, and stating whether or not to the best knowledge of the signer of such certificate the other party is in default in keeping, observing or performing any covenant or agreement contained in this Leasing Agreement and, if there be a default, specifying each such default; it being intended that any such certificate delivered pursuant to this Section 23 may be relied upon by the other party or any prospective purchaser or mortgagee of its estate, but reliance on such certificate may not extend to any default as to which the signer shall have had no actual knowledge, after due inquiry.

     24. Miscellaneous.

     (a) This Leasing Agreement and all rights hereunder shall be governed by the laws of the State of New York except to the extent that, pursuant to the laws of the State of Georgia, the laws of the State of Georgia are mandatorily applicable.

     (b) Lessee agrees to pay or reimburse Lessor for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, this Leasing Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of Chadbourne & Parke, counsel to Lessor.

     (c) Each of the parties hereto acknowledges that the other party shall not by act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder or under any other instrument given hereunder unless such waiver is given in writing and the same shall be binding to the extent therein provided and only upon the parties signing the same. A waiver on any one occasion shall not be construed as a waiver on any future occasion.

     (d) All rights, remedies and powers granted herein, or in any other instrument given in connection herewith, shall be cumulative and may be exercised singularly or cumulatively.

     (e) This Leasing Agreement constitutes the entire understanding or agreement between Lessor and Lessee and there is no understanding or agreement, oral or written, which is not set forth herein. This Leasing Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assignees. No executory agreement shall be effective to change, modify or discharge, in whole or in part, this Leasing Agreement, or any other instrument given in connection herewith unless such agreement is in writing and signed by Lessor and Lessee.

     (f) Notices to Lessee required pursuant to this Leasing Agreement shall be delivered to First Brands Corporation at 83 Wooster Heights Road, Danbury, Connecticut 06817, Attention: Leonard A. Dececchis, with a copy to J. Bruce Ipe, Esq. at the same address, or at such other location as Lessee may direct in writing. Notices to Lessor required pursuant to this Leasing Agreement shall be delivered to Citicorp North America, Inc. at 450 Mamaroneck Avenue, Harrison, New York 10528, Attention: Business Manager, Citicorp Bankers Leasing, with a copy to Division Counsel, Equipment Leasing and Finance at the same address, or at such other location as Lessor may direct in writing.

     (g) Any provision of this Leasing Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (h) This Leasing Agreement may be executed in counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

     (i) Either party shall, at the request of the other, execute, acknowledge and deliver memoranda of this Leasing Agreement in recordable form.

     (j) This Leasing Agreement shall constitute an agreement of lease, and nothing herein shall be construed as conveying to Lessee any right, title or interest in the Equipment except as a lessee only. To the extent the law of the State of Georgia shall be applicable to such matters, it is the intent of the parties hereto to create an usufruct and not an estate for years.

     (k) The headings and Table of Contents in this Leasing Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     (l) This Leasing Agreement cannot be cancelled or terminated except as expressly provided herein. Lessee's obligation to pay all Rent and any other amounts owing hereunder shall be absolute and unconditional. All obligations of Lessee shall survive the expiration or termination of this Leasing Agreement to the extent required for their full observance and performance.

     IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Leasing Agreement as of the day and year first above written.

                                          FIRST BRANDS CORPORATION

                                          By: /s/ Leonard A. DeCecchis

                                              Title: Vice President and
                                                     Treasurer

                                          CITICORP NORTH AMERICA, INC.

                                          By: /s/ Joseph M. Gallagher

                                              Title: Vice President

                                                                      APPENDIX A

                                  DEFINITIONS

     As used in this Leasing Agreement, unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Leasing Agreement:

     'Acquisition   Cost'  of  the  Equipment  shall  mean  $33,235,651.77.  The
Acquisition Cost of each Item shall be as set forth on Schedule A attached hereto.

     'Additional Extended Term' shall mean, if Lessee elects to renew the lease hereunder in accordance with Section 2(b) hereof, the period commencing on the day immediately following the last day of the Initial Extended Term or the then current Additional Extended Term, as the case may be, and ending upon a date mutually agreed upon between Lessee and Lessor.

     'Additional Rent' shall mean (without duplication) any and all amounts, indemnities, liabilities, Break Costs, Illegality Costs, and other obligations of any kind of Lessee to Lessor under the Operative Documents, except Basic Rent and Extended Term Rent, that Lessee assumes and agrees to pay under this Leasing Agreement or any other Operative Document, including, without limitation, damages for breach of any covenants, representations, warranties or agreements herein or therein to Lessor or any other person, costs and expenses incurred by Lessor by reason of the occurrence of a Default or Event of Default or the exercise of remedies with respect thereto and payments owing to Lessor in connection with terminations described in Sections 9 and l5 hereof.

     'After-Tax Basis' shall mean, with respect to any payment which is to be made on such basis, an amount which, after giving effect to (a) all Taxes which must be paid by the payment recipient as a result of the receipt or accrual of such payment and (b) any Tax benefits to which the Indemnitee (defined in Section 8(a) hereof) is entitled for the Taxes or other items for which the original payment was to have been made, will equal the original payment which was to have been made on such basis. In calculating a payment on an After-Tax Basis, the highest marginal Tax rates in effect for, and payable by, the payment recipient on the date of receipt or accrual shall be used.

     'Aggregate Amortization' shall mean an amount equal to the sum total of all Amortization Figures for all of the periods for which Rent for the Equipment has been paid.

     'Agreement' or 'Leasing Agreement' shall mean this Leasing Agreement, as the same may be amended, modified or supplemented from time to time.

     'Alternative Rate' shall mean the Federal Composite AA Index of 30-Day Dealer-Placed Commercial Paper (published by the Federal Reserve System), plus ten basis points; provided, that the Alternative Rate shall only be the applicable rate hereunder if Lessor determines in its sole discretion that reasonable means do not exist for ascertaining the applicable Libo Rate and notifies Lessee of such determination as soon as practicable thereafter.

     'Amendment to the Plant Lease' shall mean the Amendment to the Plant Lease dated as of the date hereof between Lessor and Lessee.

     'Amendment to the Support Agreement' shall mean the Amendment to the Support Agreement dated as of the date hereof between Lessor and Lessee.

     'Amortization Figures' shall mean the Quarterly Amortization Figures and the Monthly Amortization Figures (if any).

     'Amortization Period' shall mean the seven year period commencing on the Basic Term Commencement Date.

     'Anniversary Date' shall mean the appropriate anniversary of the Basic Term Commencement Date.

     'Appraisal' shall mean the appraisal referred to in Section 4(g) hereof.

     'Appraisal Procedure' shall mean the procedure by which an independent appraiser shall determine the Fair Market Rental Value, the Fair Market Value or the Contingent Rent, as the case may be. If Lessor and Lessee cannot agree on an independent appraiser within ten days of written notice from one party hereof to the other party that an appraiser is to be retained, Lessor and Lessee shall each appoint an independent appraiser within 15 days thereafter, and the two appraisers so appointed shall appoint a third independent appraiser. The appraisers appointed pursuant to the foregoing procedure shall, within ten days after appointment of the last appraiser, independently determine the Fair Market Rental Value, the Fair Market Value or the Contingent Rent, as the case may be. If Lessor or Lessee shall fail to appoint an independent appraiser within the above-mentioned 15 day period, then the appraiser appointed by the other party shall determine the appropriate value. If a single appraiser is appointed, such appraiser's determination of the appropriate value shall be final. If three appraisers are appointed, the values determined by the three appraisers shall be averaged, the value which differs the most from such average shall be excluded, the remaining two values shall be averaged and such average shall be final. The fees and expenses of all appraisers shall be paid by Lessee.

     'Appraiser' shall mean Marshall and Stevens Incorporated.

     'Basic Rent' shall mean, as to any Payment Date during the Basic Term and any Renewal Term, the sum of the Quarterly Amortization Figure for the Equipment, plus an amount computed by multiplying the following:

          (i) The Unamortized Value of the Equipment on (A) in the case of the first Payment Date hereunder, the Basic Term Commencement Date, and (B) thereafter, the immediately preceding Payment Date (after giving effect to any payment of Basic Rent on such date), by

          (ii) A fraction having a numerator equal to the number of days in such quarter and a denominator of 360, by

          (iii) The Percentage Rental Factor, plus either (A) the LIBO Rate,  or
     (B) the Alternative Rate, as applicable.

     'Basic Term' shall have the meaning set forth in Section 2(a) hereof.

     'Basic Term Commencement Date' shall mean November 16, 1993.

     'Break Costs' shall mean an amount equal to the amount (if any) required to compensate Lessor for any losses, costs, or expenses it may reasonably incur as a result of Lessee's payment of amounts due to Lessor pursuant to Section 9 or 15 hereof in the event Lessee exercises any of its options to either re-lease, purchase or sell the Equipment on a date other than on a Payment Date or on an applicable Anniversary Date.

     'Business Day' shall mean a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that when used in connection with the determination of a LIBO Rate, the term 'Business Day' shall also exclude any day on which banks are not open for dealings in deposits in U.S. Dollars on the London interbank Eurodollar market.

     'Capitalized Lease' shall mean (a) any lease of property, real or personal, the obligations under which are capitalized on a balance sheet of Lessee; and
(b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of Lessee.

     'CERCLA' shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq. and as further amended from time to time.

     'Code' shall mean the Internal Revenue Code of 1986, as amended, and the Laws promulgated or issued from time to time thereunder.

     'Commonly   Controlled  Entity'  shall  mean  an  entity,  whether  or  not incorporated, which is under  common control with Lessee  within the meaning  of
Section 414(b) or (c) of the Code.

     'Consolidated Fixed Charge Coverage Ratio' shall mean, at any date of calculation thereof, the ratio of:

          (a) the sum of (i) Consolidated Net Income for the prior four quarters ending on such date, plus (ii) depreciation and amortization for the prior four quarters ending on such date, plus or minus (iii) other non-cash adjustments (i.e., LIFO Reserve Adjustments) for the prior four quarters ending on such date, plus (iv) Operating Lease Obligations for the prior four quarters ending on such date, plus (v) the amount of cash interest expense for the prior four quarters ending on such date to the extent the same was deducted from net revenues in determining Consolidated Net Income, to

          (b) the sum of (i) the current portion of long-term debt pursuant to the balance sheet of Lessee (prepared in accordance with GAAP) for the same date one year prior to the date of calculation; provided, however, to the extent that such long-term debt has been refinanced with new debt during the prior four quarters ending on such date of calculation, the appropriate share of such current portion shall be excluded so long as the entire current portion of the new debt is scheduled for payment after the date of calculation, plus (ii) Operating Lease Obligations for the prior four quarters ending on such date, plus (iii) amounts paid for capital expenditures for the prior four quarters ending on such date, plus (iv) the amount of cash interest expense for the prior four quarters ending on such date to the extent the same was deducted from net revenues in determining Consolidated Net Income.

     'Consolidated Net Income' for any fiscal period of Lessee shall mean consolidated net income or loss of Lessee and its consolidated Subsidiaries as it would appear on a consolidated statement of income of Lessee and its consolidated Subsidiaries for such fiscal period prepared in accordance with GAAP.

     'Contingent Rent' shall mean the amount by which (i) the Proceeds of Sale of the Equipment pursuant to Section 9(c) hereof, or (ii) rent payments to be received from a person unrelated to Lessor or Lessee pursuant to Section 9(d) hereof, are less than they would have been because of abuse, damage, extraordinary wear and tear or excessive usage. Contingent Rent shall be determined in the first instance by mutual agreement of Lessor and Lessee within 30 days of receipt by either of notification requiring such a determination. In the event Lessor and Lessee cannot agree within such 30 day period on the amount of Contingent Rent due, if any, Contingent Rent shall be determined in accordance with the Appraisal Procedure.

     'Default' shall mean an event or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default.

     'Economic Payment' shall mean the payment required to be made by Lessee or Lessor, as the case may be, to the other on the third Anniversary Date in order to provide an overall return to Lessor under this Leasing Agreement of the LIBO Rate plus 1.75% through the third Anniversary Date. The Economic Payment shall be calculated as of each Payment Date during the Basic Term and shall accrue interest, in the case of the Economic Payment to be made (i) by Lessee to Lessor, at a per annum rate equal to the LIBO Rate plus the applicable Percentage Rental Factor, and (ii) by Lessor to Lessee, at a per annum rate equal to the LIBO Rate. A pro rata portion of the Economic Payment shall be payable by Lessor or Lessee, as the case may be, to the other with respect to sales of Item(s) pursuant to Section 9(c) hereof.

     'Equipment' shall mean all of the plastic wrap and bag products manufacturing and other equipment described in Schedule A hereto, together with any other property or equipment title to which shall have vested in Lessor pursuant to this Leasing Agreement. In the event that the description of any of the Equipment in Schedule A conflicts with the description of such Equipment in the Appraisal, the description set forth in the Appraisal shall control.

     'ERISA' shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the Laws promulgated or issued from time to time thereunder.

     'Estimated Residual Amount' shall mean, at the end of the Basic Term, twenty percent (20%) of the Acquisition Cost.

     'Event of Default' shall have the meaning set forth in Section 12 hereof.

     'Extended Term' shall mean the Initial Extended Term and any Additional Extended Terms.

     'Extended Term Payment Date' shall mean the twenty-fifth (25th) day of each calendar month.

     'Extended Term Rent' shall mean:

          (i) as to any Extended Term Payment Date during the Initial Extended Term, if Lessee elects to renew the lease hereunder, rent paid on a monthly basis in an amount equal to the Fair Market Rental Value of the Equipment, which in no event shall be less than the sum of (x) an amortization component which shall amortize the remaining Unamortized Value of the Equipment in equal monthly amounts over the Initial Extended Term, plus (y) an amount computed by multiplying the amount in (x) above by the Percentage Rental Factor; and

          (ii) as to any Extended Term Payment Date during any Additional Extended Term, if Lessee elects to renew the lease hereunder, rent paid on a monthly basis in an amount equal to 0.5% of the Acquisition Cost of the Equipment.

          'Facility' shall mean collectively the Equipment and all of Lessor's right, title and interest, now owned or hereafter acquired, in and to the Land and the Plant (including, without limitation, Lessor's leasehold interest under the Plant Lease) and the Support Agreement.

          'Fair Market Rental Value' and 'Fair Market Value' shall mean the value that would be sustained in an arm's length transaction between an informed and willing lessee or purchaser, as the case may be, under no compulsion to lease or buy, as the case may be, and an informed and willing lessor or seller, as the case may be, under no compulsion to lease or sell, as the case may be, both being knowledgeable and neither being under any compulsion to effectuate the transaction. Fair Market Rental Value and Fair Market Value shall be determined in the first instance by mutual agreement of Lessor and Lessee within 30 days of receipt by either of notification from the other requiring such a determination. Failing agreement within such 30 day period, Fair Market Rental Value and Fair Market Value shall be determined in accordance with the Appraisal Procedure.

          'GAAP' shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          'Governmental Action' shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, licenses or exemptions that are required by any applicable Law for the full use and operation of the Equipment.

          'Governmental Authority' shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          'Illegality Costs' shall mean any amounts as may be necessary to compensate Lessor for any losses (excluding loss of anticipated profits), costs, interest and fees incurred by it in making any conversion of the LIBO Rate to the Alternative Rate.

          'Indebtedness' of a person shall mean (i) indebted-ness of such person for borrowed money and (ii) obligations of such person under leases.

          'Initial Extended Term' shall mean, if Lessee elects to extend the lease hereunder in accordance with Section 2(b) hereof, the period commencing on the day immediately following the last day of the fourth
     Renewal Term and ending on such date as shall be mutually agreed upon between Lessee and Lessor.

          'Item' shall mean the items referred to as Items on Schedule A to this
     Leasing  Agreement  and  any  substitutions  or  replacements  thereto   or
     therefor.

          'Land' shall mean the tracts or parcels of land located in Cartersville, Bartow County, Georgia upon which the Plant is situated (or in the case of easements covered by the Plant Lease, to which such easements are appurtenant), more particularly described in Schedule B hereto.

          'Law' shall mean any law, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement or decision of and agreement with or by any government or governmental department, commission, board, court, authority, agency, official or officer, domestic or foreign.

          'Leasing Agreement' or 'Agreement' shall mean this Leasing Agreement, as the same may be amended, modified or supplemented from time to time.

          'Lessor Liens' shall mean any Liens which (a) result from claims against Lessor not related or connected to the ownership, leasing, use or operation of the Equipment, its status as lessor under this Leasing Agreement or any other transaction contemplated by this Leasing Agreement and the other Operative Documents, or (b) result from an affirmative act of Lessor to create a Lien and which is neither consented to by Lessee nor taken in connection with an Event of Default.

          'LIBO Rate' shall mean, for each Rent Period, the rate per annum (rounded upward, if necessary, to the nearest integral multiple of one one-hundredth of one percent (1/100%)) equal to the quotient of (i) the rate of interest per annum at which deposits in U.S. Dollars in immediately available funds are offered to Citibank, N.A. two (2) Business Days prior to the beginning of such Rent Period by prime banks in the interbank Eurodollar market as at or about 10:00 a.m., New York City time, for delivery on the first day of such Rent Period, for a period equal to 90 days during the Basic Term and any Renewal Term and 30 days during any Extended Term and in an amount equal to the Unamortized Value as of such date, divided by (ii) the remainder of one (1) minus the decimal equivalent of the applicable LIBO Rate Reserve Percentage.

          'LIBO Rate Reserve Percentage' shall mean the aggregate of the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System and any other banking authority for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City in respect of liabilities or assets consisting of or including Eurocurrency Liabilities (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System or in any other then applicable regulations of the Board of Governors which prescribes reserve requirements applicable to Eurocurrency Liabilities as so defined, in each case as in effect from time to time) having a term equal to 90 days during the Basic Term and any Renewal Term and 30 days during the Initial Extended Term.

          'License Agreement' shall mean the License Agreement dated as of the date hereof between Lessor and Lessee in respect of the patents and related technological rights referred to therein, as the same may be amended, modified or supplemented from time to time.

          'Lien' shall mean any mortgage, pledge, lien, encumbrance, easement, security interest or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, and any financing statement filed under the UCC of any jurisdiction.

          'Maximum Aggregate Termination Amount' shall mean (i) 10% of the Items subject to this Leasing Agreement on the date hereof (based upon the Acquisition Cost thereof) for the period commencing on the Basic Term Commencement Date and ending on the first Anniversary Date, (ii) an additional 5% (for an aggregate of l5%) of the Items subject to this Leasing Agreement on the date hereof (based upon the Acquisition Cost thereof) for the period commencing on the day immediately following the first Anniversary Date and ending on the second Anniversary Date, (iii) an additional 5% (for an aggregate of 20%) of the Items subject to this Leasing Agreement on the date hereof (based upon the Acquisition Cost thereof) for the period commencing on the day immediately following the second Anniversary Date and ending on the third Anniversary Date, and (iv) an additional 5% (for an aggregate of 25%) of the Items subject to this Leasing Agreement on the date hereof (based upon the Acquisition Cost thereof) for the period commencing on the day immediately following the third Anniversary Date and ending upon the termination of this Leasing Agreement.

          'Minor Subsidiary' shall mean, at any time, any Subsidiary which, as of the last day of the most recently concluded fiscal quarter of Lessee, had total assets of $2,000,000 or less.

          'Modification' shall mean any addition, alteration, improvement or modification to any Item, other than original or replacement Parts of such Item.

          'Monthly Amortization Figure' shall mean an amount equal to the Unamortized Value of the Equipment at the commencement of the Initial Extended Term divided by the number of months in the Initial Extended Term.

          'Moody's' shall mean Moody's Investors Service, Inc.

          'Multiemployer Plan' shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          'Operating Lease  Obligations'  shall mean,  as  of the  date  of  any determination thereof, the rental commitments of Lessee and its Subsidiaries under leases for real and/or personal property (net of income from sub-leases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of Lessee and its consolidated Subsidiaries or in the notes thereto, excluding, however, obligations under Capitalized Leases.

          'Operative Documents' shall mean this Leasing Agreement, the License Agreement, the Termination Agreement, the Plant Lease, the Sublease and the Support Agreement.

          'Original Lease' shall mean that certain Facility Lease Agreement dated as of September 30, 1987, as amended, between Lessor and Lessee.

          'Parts' shall mean all appliances, parts, instruments, appurtenances, accessories, accessions, furnishings and other equipment and property of whatever nature which:

          (i) are incorporated or installed in or attached to the Equipment on the Basic Term Commencement Date, or are additions thereto, replacements thereof or substitutions therefor permitted pursuant to Sections 5 and l0 hereof, or

          (ii) may from time to time be incorporated or installed in or attached to or located on the Equipment and which are required to maintain the Equipment in the condition required by Section 5 hereof.

          'Payment Date' shall have the meaning set forth in Section 3(a) hereof.

          'Percentage Rental Factor' shall mean (i) 1.875% for the period commencing on the Basic Term Commencement Date and ending on the third Anniversary Date and (ii) 1.75% thereafter; provided, however, that as to any payment of Basic Rent due and payable on and after the third Payment Date following the Basic Term Commencement Date, such figure shall be reduced to 1.50% if Lessee has obtained and maintained an implied senior rating of either Baa3 or higher from Moody's or BBB-or higher from S&P; provided, further, however, that if at any time after the applicable Percentage Rental Factor has become 1.50% in accordance with the immediately preceding clause Lessee's implied senior rating drops below the ratings referred to above, the Percentage Rental Factor shall be immediately and automatically increased to 1.75% until such time that Lessee again obtains and maintains an implied senior rating of either Baa3 or higher from Moody's or BBB-or higher from S&P. Any such change hereunder (whether upward or downward) shall take effect on the next Payment Date following the date of any applicable change in the aforesaid Moody's or S&P implied senior rating.

          'Permitted Liens' shall mean the following:

          (i) the respective rights of Lessor and Lessee as herein provided;

          (ii) Lessor Liens;

          (iii) Liens for Taxes that either are not yet due and payable or are being contested in good faith and by appropriate proceedings diligently conducted, so long as

             (A) such proceedings do not subject the Equipment or any Part thereof to any significant risk of foreclosure, forfeiture or loss or result in any significant risk of the sale of the Equipment or any Part thereof, (B) to the extent that the aggregate amount of Liens for Taxes under this clause (iii) exceeds $l,000,000, Lessee has adequately bonded such excess or placed a reserve on its books in an amount equal to such excess, (C) such proceedings do not interfere with the use, possession or disposition of the Equipment or any Part thereof and (D) such proceedings do not subject Lessee to any significant risk or any unindemnified liability;

          (iv) materialmen's, mechanics, workman's, repairmen's, employees', carriers, warehousemen's and other like Liens relating to the Equipment or any Part thereof or in connection with any Modification or arising in the ordinary course of business for amounts that are not due in accordance with their respective terms or are being contested in good faith by appropriate proceedings, so long as (A) such proceedings satisfy the conditions set forth in clauses (iii)(A), (iii)(C) and (iii)(D) above and
     (B) to the extent that the aggregate amount of such Liens exceeds $500,000, Lessee has adequately bonded such excess or placed a reserve on its books in an amount equal to such excess;

          (v) Liens arising out of any judgments or awards against Lessee up to $l,000,000, unless the judgment secured shall not, within 60 days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal; and

          (vi) any Lien or Liens not in excess of $500,000 in the aggregate with respect to which Lessee shall have provided, to the reasonable satisfaction of Lessor an adequate indemnity bond or other security.

     'person'  shall  mean  any  individual,  corporation,  partnership,   joint
venture, association, joint-stock company, trust, unincorporated organization or government or any agency political subdivision thereof.

     'Plan' shall mean any pension plan which is covered by Title IV of ERISA and in respect of which Lessee or a Commonly Controlled Entity is an 'employer' as defined in Section 3(5) of ERISA or an 'affiliate' of an employer as defined in Section 407(d)(7) of ERISA.

     'Plant' shall mean the building(s) and other improvements and property (other than the Equipment) situated on the Land, that are subject to the Plant Lease, together at all times with any and all Parts which may from time to time be incorporated in such building(s), and other improvements and which shall have become subject to the Plant Lease.

     'Plant Lease' shall mean the Plant Lease dated as of September 30, 1987 between Lessee, as landlord, and Lessor, as tenant, in respect of the Land and the Plant, as amended by the Amendment to the Plant Lease, as said Plant Lease may be further amended, modified or supplemented from time to time, including any memorandum of lease recorded in respect thereof.

     'Proceeds of Sale' shall mean the gross purchase price paid by the purchaser in cash.

     'Purchase Option Percentage' shall mean (i) 1.5% at the third Anniversary Date, (ii) 1.00% at the fourth Anniversary Date, (iii) 0.75% at the fifth Anniversary Date, (iv) 0.50% at the sixth Anniversary Date and (v) 0% at the seventh Anniversary Date.

     'Quarterly Amortization Figure' shall mean, as of the Basic Term Commencement Date, $949,590.05. The Quarterly Amortization Figure shall be appropriately adjusted to reflect (i) the sale of Item(s) pursuant to Section 9(c) hereof or (ii) an event of loss (as defined in Section 10(a) hereof) with respect to any Item(s).

     'Renewal Term' shall have the meaning set forth in Section 2(a) hereof.

     'Rent' shall mean the Basic Rent, the Extended Term Rent and the Additional Rent, collectively.

     'Rent Period' shall mean (x) in the case of the Basic Term and any Renewal Term, (i) the period commencing on the Basic Term Commencement Date and ending on the last day prior to the first Payment Date, and (ii) thereafter, each period commencing on any Payment Date and ending on the last day prior to the next succeeding Payment Date, and (y) in the case of the Extended Term, (i) the period commencing on the first day of the Initial Extended Term and ending on the last day prior to the first Extended Term Payment Date, and (ii) thereafter, each period commencing on any prior Extended Term Payment Date and ending on the last day prior to the next succeeding Extended Term Payment Date.

     'Reportable Event' shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     'Single Employer Plan'  shall mean any  Plan which is  not a  Multiemployer
Plan.

     'S&P' shall mean Standard & Poor's Corporation.

     'Subsidiary' of any person shall mean a corporation or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, are owned, directly or indirectly by such person.

     'Sublease' shall mean the Sublease dated as of the date hereof between Lessor, as sublessor, and Lessee, as sublessee, as amended, modified or supplemented from time to time.

     'Support Agreement' shall mean the Easement and Support Agreement dated as of September 30, 1987 between Lessor and Lessee, as amended by Amendment to the Support Agreement, as said agreement may be further amended, modified or supplemented from time to time.

     'Tax' shall mean any taxes or fees imposed by any Governmental Authority or taxing authority thereof, including, but not limited to, license, qualification, filing and registration fees and franchise, excise, stamp, gross income, net income, receipts, sales, use, occupation, recording, document, property (personal and real, tangible and intangible), value-added, ad valorem, business or any other tax of any kind, together with any and all penalties, fines, additions to tax or interest thereon.

     'Term' shall mean the Basic Term, each Renewal Term and each Extended Term, as the case may be.

     'Termination Agreement' shall mean the Termination Agreement dated as of the date hereof between Lessor and Lessee which terminates the agreements specified and to the extent provided therein.

     'UCC' shall mean the Uniform Commercial Code in effect in the appropriate jurisdiction.

     'Unamortized Value' of the Equipment or any Item, as the case may be, shall mean the Acquisition Cost of the Equipment or the Item, as the case may be, less the Aggregate Amortization thereof.

     'Unguaranteed Residual' shall mean (i) 14% of the Acquisition Cost for the period commencing on the Basic Term Commencement Date and ending on the third Anniversary Date, (ii) 15% of the Unamortized Value for the period commencing on the day immediately following the third Anniversary Date and ending on the fourth Anniversary Date, (iii) 16% of the Unamortized Value for the period commencing on the day immediately following the fourth Anniversary Date and ending on the fifth Anniversary Date, (iv) 17% of the Unamortized Value for the period commencing on the day immediately following the fifth Anniversary Date and ending on the sixth Anniversary Date and (v) 20% of the Unamortized Value for the period commencing on the day immediately following the sixth Anniversary Date and ending on the seventh Anniversary Date.